UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of NightHawk Radiology Holdings, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies: 23,776,617 shares of Common Stock;

1,626,237 restricted stock units; 2,655,188 options to purchase shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(Set forth the amount on which the filing fee is calculated and state how it was determined):

$6.50 per share (the price per share negotiated in the transaction). See (4) below.

(4)	Proposed maximum aggregate value of transaction:

$171,232,665.84 (equal to the sum of (A) 23,776,617 outstanding shares of Common Stock multiplied by $6.50 per share, (B) 1,626,237 restricted stock units multiplied by $6.50 per share, and (C) $6,114,114.84, which is the aggregate value of “in-the-money” options to purchase 1,953,843 shares of Common Stock determined by taking the difference between $6.50 and the exercise price per share of each of the in-the-money options). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the aggregate value of the transaction by 0.0000713.

(5)	Total fee paid:

$12,208.89

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

4900 N. Scottsdale Road, 6th Floor

Scottsdale, AZ 85251

(480) 822-4000

[                    ], 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of NightHawk Radiology Holdings, Inc., which we refer to as NightHawk, to be held on [                    ], [    ], 2010, at [                    ] (Arizona Time), at our headquarters, located at 4900 N. Scottsdale Road, 6th Floor, Scottsdale, AZ 85251.

At the special meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated September 26, 2010, by and among Virtual Radiologic Corporation, which we refer to as vRad, Eagle Merger Sub Corporation, which we refer to as Merger Sub, and NightHawk. Pursuant to the merger agreement, Merger Sub will be merged with and into NightHawk, with NightHawk surviving as a wholly-owned subsidiary of vRad.

Assuming the holders of a majority of our issued and outstanding shares of common stock adopt the merger agreement and the merger is completed, upon completion of the merger, you will be entitled to receive $6.50 in cash, without interest, for each share of NightHawk common stock that you own, unless you have sought and properly perfected your appraisal rights under Delaware law. The $6.50 in cash per share to be paid pursuant to the merger agreement constitutes a premium of approximately 122% and 132% over the average closing price of our common stock for the 30 and 90 calendar days, respectively, prior to the announcement of the merger. After the merger, you will no longer have an equity interest in NightHawk and will not participate in any potential future earnings and growth of NightHawk.

Our Board of Directors has adopted a resolution unanimously approving the merger agreement. Our Board of Directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of NightHawk and our stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In arriving at its recommendation, our Board of Directors carefully considered a number of factors described in the accompanying proxy statement. The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. We urge you to read carefully the accompanying proxy statement, including the appendices.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a bank or brokerage firm or other nominee, you should follow the procedures provided by your bank or brokerage firm or nominee. Voting in advance will not limit your right to vote in person if you wish to attend the special meeting and vote in person. The proxy statement will be mailed to our stockholders on or about [                    ], 2010.

Sincerely,

David M. Engert

President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY COPY — SUBJECT TO COMPLETION

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

4900 N. Scottsdale Road, 6th Floor

Scottsdale, AZ 85251

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2010

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of NightHawk Radiology Holdings, Inc., which we refer to as NightHawk, will be held on [                    ],[    ], 2010, at [                    ] (Arizona Time), at our headquarters, located at 4900 N. Scottsdale Road, 6th Floor, Scottsdale, AZ 85251, for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of September 26, 2010, by and among Virtual Radiologic Corporation, Eagle Merger Sub Corporation and NightHawk (the “Proposal”). Pursuant to the merger agreement, NightHawk will become a wholly-owned subsidiary of vRad, and the holders of NightHawk common stock will be entitled to receive $6.50 in cash, without interest, per share of NightHawk common stock held by them at the effective time of the merger; and

2.	Adjournment and Postponement of the Special Meeting. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of the Proposal if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the merger agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided and thereby ensure that your shares will be represented at the meeting if you are unable to attend. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to return your proxy or vote in person or abstain from voting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement.

Stockholders of NightHawk who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they exercise their appraisal rights prior to the vote on the merger agreement and comply with all procedural requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “The Merger — Appraisal Rights” beginning on page 35.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is included as Appendix A to the proxy statement.

By order of the Board of Directors,

David M. Engert

President and Chief Executive Officer

[                    ], 2010

i

Appendices

Appendix A	Agreement and Plan of Merger, dated as of September 26, 2010, by and among Virtual Radiologic Corporation, Eagle Merger Sub Corporation and NightHawk Radiology Holdings, Inc.	A-1

Appendix B	Opinion of Morgan Stanley & Co. Incorporated	B-1

Appendix C	Dissenters’ Rights of Appraisal — Section 262 of the Delaware General Corporation Law	C-1

ii

PRELIMINARY COPY — SUBJECT TO COMPLETION

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

4900 N. Scottsdale Road, 6th Floor

Scottsdale, AZ 85251

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2010

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of NightHawk Radiology Holdings, Inc. for a special meeting of stockholders to be held on [                    ], 2010 and for any adjournment or postponement thereof. This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the special meeting. The special meeting will be held on [                    ],[    ], 2010, at [                    ] (Arizona Time), at our headquarters, located at 4900 N. Scottsdale Road, 6th Floor, Scottsdale, AZ 85251.

In this proxy statement, we refer to NightHawk Radiology Holdings, Inc. as “NightHawk,” “the Company,” “we” or “us.” We refer to Virtual Radiologic Corporation as “vRad,” and Eagle Merger Sub Corporation as “Merger Sub.”

This proxy statement and a proxy card are first being mailed on or about [                    ], 2010 to holders of NightHawk common stock as of the close of business on [                    ], 2010.

SUMMARY TERM SHEET

This summary term sheet presents selected information in this proxy statement relating to the merger and may not contain all of the information that is important to you. To understand the merger and the transactions contemplated by the merger agreement fully, you should carefully read this entire document as well as the Agreement and Plan of Merger attached hereto as Appendix A, which we refer to as the merger agreement. For instructions on obtaining more information, see “Where You Can Find More Information” on page [    ]. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Special Meeting (see page 14)

Date, Time and Place. The special meeting of NightHawk stockholders will be held on [                ],[    ], 2010, at [                    ] (Arizona Time), at our headquarters, located at 4900 N. Scottsdale Road, 6th Floor, Scottsdale, AZ 85251.

Matters to be Considered. At the special meeting, you will be asked to consider and vote on a proposal to adopt the merger agreement. You may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the merger agreement.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [                    ], 2010, which we have set as the record date for the special meeting. The presence, in person or by proxy, of holders of record of a majority of the outstanding shares of our stock entitled to vote on the matters to be presented at the special meeting will constitute a quorum.

Required Votes. Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote on the merger.

Voting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thereby ensure that your shares will be represented at the meeting if you are unable to attend. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

Parties to the Merger (see page 16)

NightHawk Radiology Holdings, Inc., or NightHawk, is a Delaware corporation leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions in the United States. NightHawk provides a complete suite of solutions, designed to increase efficiencies and improve the quality of patient care and the lives of radiologists. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians are located in the United States, Australia, and Switzerland. They provide services 24 hours a day, 7 days a week, to nearly 1,500 sites.

NightHawk’s principal executive offices are located at 4900 N. Scottsdale Road, 6th Floor, Scottsdale, AZ 85251, and its telephone number is (480) 822-4000.

Virtual Radiologic Corporation, or vRad, is a Delaware corporation that combines a management and technology organization with affiliated medical practices to function as a national radiology practice working in partnership with local radiologists and hospitals to optimize radiology’s pivotal role in patient care. Delivering access to extensive subspecialty coverage, vRad contributes to improved quality of patient care. And with its next-generation technology, vRad enhances productivity, helping to lower the overall cost of care while expediting time to diagnosis and treatment. Upon completion of the merger, NightHawk will be a direct wholly-owned subsidiary of vRad.

vRad’s principal executive offices are located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, and its telephone number is (952) 595-1100.

Eagle Merger Sub Corporation, or Merger Sub, was formed by vRad solely for the purpose of acquiring NightHawk. Upon completion of the merger, Merger Sub will cease to exist.

Merger Sub’s principal executive offices are located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, and its telephone number is (952) 595-1100.

The Merger (see page 17)

If the merger is completed, Merger Sub will be merged with and into NightHawk, with NightHawk continuing as the surviving corporation.

If the merger is completed, the following will occur:

•	your shares of NightHawk common stock will be converted into the right to receive $6.50 in cash per share, without interest;

•	all of the equity interests in NightHawk will be owned directly by vRad;

•	you will no longer have any interest in our future earnings or growth;

•	we will no longer be a public company and our common stock will no longer be traded on the Nasdaq Global Market; and

•	we will no longer be required to file periodic and other reports with the Securities and Exchange Commission.

Recommendation of our Board of Directors; Reasons for the Merger (see page 24)

Our Board of Directors determined that the merger is substantively and procedurally fair to our stockholders. In reaching this conclusion, our Board of Directors considered, among other factors, the following:

•

the Board of Directors’ review of historical information concerning NightHawk’s business, financial performance and condition, results of operations, technological and competitive position, as well as our business and strategic objectives;

•	current financial market conditions and historical market prices, volatility and trading information with respect to NightHawk’s common stock, as well as views of equity analysts regarding NightHawk;

•	the fact that the $6.50 per share to be paid pursuant to the merger agreement constitutes a significant premium over the market price of our common stock, including:

•	a premium of approximately 122% over the average closing price of our common stock for the 30 calendar days prior to announcement of the merger;

•	a premium of approximately 132% over the average closing price of our common stock for the 90 calendar days prior to announcement of the merger; and

•	a premium of 100% over the closing price of our common stock on the trading day immediately prior to the announcement of the merger;

•

the Board of Directors’ belief that the merger will result in greater value to our stockholders than the value that could be generated from other strategic alternatives available to us, including the option of remaining independent and pursuing our current strategic plan or making strategic acquisitions, taking into account the potential risks and uncertainties associated with each of such alternatives as compared to the liquidity and certainty of value provided by the $6.50 per share in cash to be paid to our stockholders pursuant to the merger agreement;

•

the terms of the merger agreement, which were the product of arms-length negotiations between the Board of Directors and our advisors, on the one hand, and vRad and its advisors, on the other hand, including, without limitation:

•	the representations and warranties of us, vRad and Merger Sub;

•	that the merger is not subject to a financing condition and that vRad obtained debt commitment letters for the full amount of the aggregate merger consideration;

•	that the merger agreement permits us to seek specific performance by vRad and Merger Sub of their obligations under the merger agreement; and

•

that the merger agreement (i) provides for a post-signing go-shop period, during which we may, subject to certain requirements, solicit alternative proposals, (ii) allows NightHawk to respond to solicitations from third parties, subject to certain requirements, after the go-shop period, and (iii) at any time prior to the adoption of the merger agreement by the NightHawk stockholders, allows NightHawk to terminate the merger agreement to accept a superior proposal upon payment of a termination fee, all of which our Board of Directors believed were important in ensuring the merger would be substantively fair to our stockholders; see “The Merger Agreement — Acquisition Proposals by Third Parties” beginning on page 46;

•

the Board of Directors’ belief that the termination fees and expense reimbursement provisions in the merger agreement (described below under the section “The Merger Agreement — Acquisition Proposals by Third Parties” beginning on page 46) (i) are reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) are within the range of similar precedent transactions and (iii) would not prevent a competing proposal;

•	the fact that the merger is subject to the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	the fact that our stockholders who do not support the merger may seek appraisal of the fair value of their shares under Delaware law; and

•

the oral opinion of Morgan Stanley rendered to the Board of Directors on September 26, 2010, subsequently confirmed in writing, to the effect that, as of that date, based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the $6.50 per share to be received by holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The summary of Morgan Stanley’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix B to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion.

Our Board of Directors unanimously approved the merger agreement and determined that it is advisable, fair to and in the best interest of NightHawk and our stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of the Financial Advisor to NightHawk (see page 26)

Morgan Stanley & Co. Incorporated, or Morgan Stanley, was engaged by the Company to provide it with financial advisory services in connection with the potential sale of the Company. At the meeting of the Board of Directors on September 26, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of that date, based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the $6.50 per share to be received by holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated September 26, 2010, which sets forth among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix B. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board of Directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement, as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation as to how any such holder should vote at the special meeting of stockholders or whether any such holder should take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below under “The Merger — Opinion of the Financial Advisor to NightHawk” is qualified in its entirety by reference to the full text of the opinion.

We encourage you to read the opinion of Morgan Stanley described above carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with such opinion.

Interests of our Directors and Officers in the Merger (see page 33)

Our directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the acceleration and “cash-out” of options and restricted stock units, the right to continued indemnification and insurance coverage by the surviving corporation after the merger and a six-month advisory agreement with David M. Engert, our director, President and Chief Executive Officer.

Appraisal Rights (see page 35)

Pursuant to Section 262 of the General Corporation Law of the State of Delaware, if you do not vote in favor of the adoption of the merger agreement and you instead follow the appropriate procedures for demanding and perfecting appraisal rights as described on pages 35 through 39 and in Appendix C, you will receive a cash payment for the “fair value” of your shares of NightHawk common stock, as determined by a Delaware Court of Chancery, instead of the $6.50 per share merger consideration to be received by our stockholders pursuant to the merger agreement. The “fair value” of NightHawk common stock may be more than, less than or equal to the $6.50 merger consideration you would have received for each of your shares pursuant to the merger agreement if you had not exercised your appraisal rights.

Generally, in order to exercise appraisal rights, among other things, you must:

•	not vote in favor of adoption of the merger agreement; and

•	make a written demand for appraisal in compliance with Delaware law prior to the vote of our stockholders to adopt the merger agreement.

Abstaining or voting against the adoption of the merger agreement will not perfect your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described on pages 35 through 39 and in Appendix C. The Delaware statute governing appraisal rights is very complex and we urge you to consult with your own legal counsel in the event you decide to exercise your appraisal rights. Failure to take all of the steps required under Delaware law will result in the loss of your appraisal rights.

Certain Material U.S. Federal In come Tax Consequences of the Merger (see page 39)

The receipt of $6.50 in cash by our stockholders for each outstanding share of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. Each of our stockholders generally will recognize taxable gain or loss, measured by the difference, if any, between the stockholder’s amount realized in the merger of $6.50 per share, and the tax basis of each share of our common stock owned by such stockholder. Stockholders should consult their own tax advisors to determine the particular tax consequences to them (including application of any U.S. federal non-income, foreign, state, local or other tax laws) of the merger.

Litigation Related to the Merger (see page 41)

Starting on September 28, several purported class action lawsuits have been filed on behalf of NightHawk’s stockholders in the Superior Court of Maricopa County, Arizona, docketed as Israni v. NightHawk Radiology Holdings, Inc., et al., Case No. CV2010-025059, LaLone v. NightHawk Radiology Holdings, Inc., et al., Case No. CV2010-028112, LaTorre v. NightHawk Radiology Holdings, Inc., et al., Case No. CV2010-028176, Watts v. Engert, et al., Case No. CV2010-028127 and Newman v. Engert, et al., Case No. CV2010-028262. The complaints name NightHawk, each of the members of our Board of Directors, certain of our officers, and vRad as defendants. The lawsuits allege, among other things, that our Board of Directors breached its fiduciary duties to our stockholders by entering into the merger agreement and failing to take steps to maximize stockholder value or to engage in a fair sale process with respect to the merger. The complaints also allege that NightHawk and vRad aided and abetted the members of our Board of Directors in the alleged breach of their fiduciary duties. We believe the lawsuits to be without merit and intend to defend against them vigorously. There can be no assurance, however, with regard to the outcome of the lawsuits.

Treatment of Common Stock, Stock Options and Restricted Stock (see page 42)

Common Stock. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by vRad, Merger Sub and their affiliates and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $6.50 in cash, without interest.

Stock Options. Prior to the effective time of the merger, each outstanding stock option to purchase our common stock will vest in full. Each stock option to purchase our common stock outstanding at the effective time of the merger will be cancelled and converted into the right to receive, as soon as reasonably practicably after the effective time of the merger, an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $6.50 over the exercise price per share of such option, without interest and less applicable withholding taxes. If the exercise price per share of an option to acquire our common stock equals or exceeds the $6.50 per share merger consideration, such option will be cancelled without payment.

Restricted Stock Units. As of the effective time of the merger, each outstanding restricted stock unit will be cancelled and converted into the right to receive, as soon as reasonably practicable following the effective time of the merger, $6.50 per underlying share, without interest and less any applicable withholding taxes.

Acquisition Proposals by Third Parties (see page 46)

The merger agreement provides that until 12:01 a.m., New York time, on October 26, 2010, which we refer to as the go-shop period, we are permitted to solicit, initiate and encourage other acquisition proposals and provide non-public information to third parties pursuant to a confidentiality agreement no less favorable to us than our confidentiality agreement with vRad. After 12:01 a.m., New York time, on October 26, 2010, which we refer to as the no-shop period start date, and until the effective time of the merger or, if earlier, the termination of the merger agreement, we are prohibited from soliciting, initiating or encouraging other acquisition proposals or providing non-public information to third parties with respect to any acquisition proposal. Notwithstanding these restrictions, and subject to certain requirements set forth in the merger agreement, after the go-shop period, we may provide confidential information: (i) until 12:01 a.m., New York time, on November 20, 2010, to a party, which we refer to as an excluded party, who has made a written acquisition proposal prior to the no-shop period start date (and such proposal has not yet been withdrawn, terminated or expired) that our Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes a superior proposal, and who we have identified to vRad within two business days after the no-shop period start date to be an excluded party, and (ii) to a third party in response to an unsolicited acquisition proposal and we are permitted to engage in discussions and negotiations with such third party if (A) our Board of Directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties, (B) our Board of Directors determines that the acquisition proposal is, or would reasonably be expected to lead to, a superior proposal and (C) prior to taking such action, we execute a confidentiality agreement with such third party with terms no less favorable than those contained in our confidentiality agreement with vRad. In addition, if we receive an unsolicited acquisition proposal, we must promptly notify vRad of the proposal’s material terms.

Conditions to the Merger (see page 51)

Completion of the merger depends upon the parties meeting or waiving a number of conditions, including:

•	the adoption of the merger agreement by holders of a majority of the outstanding shares of NightHawk common stock entitled to vote on the adoption;

•

the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, which we refer to as the Hart-Scott Rodino Act or the HSR Act, and the obtainment of all regulatory clearances in any relevant jurisdiction;

•	the absence of any law or governmental injunction prohibiting the consummation of the merger;

•

the accuracy of the parties’ representations and warranties to the extent such inaccuracy results in or would reasonably be likely to result in a material adverse effect on such party, as that term is defined in the merger agreement, and the parties’ compliance with the covenants and agreements set forth in the merger agreement;

•	the absence of a material adverse effect on NightHawk since December 31, 2009, except as otherwise specifically disclosed to vRad prior to the date of the merger agreement; and

•

our payment obligations under our existing credit agreement, other than indemnification obligations and other contingent liabilities that survive repayment of the loans under the credit agreement shall have been paid in full.

Termination (see page  52)

Under certain circumstances, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by our stockholders. If the merger agreement is terminated, there will be no liability, other than for intentional and material breaches of the merger agreement, on the part of NightHawk, Merger Sub or vRad, except for the payment of the termination fee and expenses as described below and in the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 53.

Termination Fee; Expenses (see page 53)

Termination Fee Payable by NightHawk. We are obligated to pay vRad a termination fee of $6.6 million if we terminate the merger agreement in order to accept a superior acquisition proposal ($3.7 million termination fee in the case of a termination by us under certain circumstances within the go-shop period or after the go-shop period for up to 25 additional days with a party identified by us as an excluded party) or if vRad terminates the merger agreement because (i) our Board of Directors has changed its favorable recommendation of the merger agreement or recommended or approved a third party acquisition proposal, (ii) we solicit, initiate or encourage a third party acquisition proposal in violation of the merger agreement or (iii) we breach our agreement to hold a stockholders’ meeting. We also are obligated to pay vRad a termination fee of $6.6 million if any of the following occur and within one year after termination of the merger agreement a third party acquisition proposal is consummated or an agreement is entered into with respect to an acquisition proposal with a third party:

•	the merger agreement is terminated by us or vRad because our stockholders fail to adopt the merger agreement at the special meeting;

•

the merger agreement is terminated by us or vRad because the merger has not been consummated prior to January 26, 2011, subject to extension at the election of either party to March 25, 2011, if the waiting period under the HSR Act shall not have expired or been terminated or other regulatory clearances have not been obtained; or

•

the merger agreement is terminated by vRad because there has been any breach of any representation or warranty, or any such representation or warranty of NightHawk shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of NightHawk, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after our receipt of written notice from vRad.

Expense Reimbursement. We are obligated to reimburse vRad for up to $2.4 million of its documented, reasonable out-of-pocket expenses in the event that the merger agreement is terminated because our stockholders fail to adopt the merger agreement or because the merger agreement is terminated by vRad because we have breached any representation or warranty, or any such representation or warranty of ours shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of ours, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after our receipt of written notice from vRad. In the event that the $6.6 million termination fee becomes due and payable by us, such termination fee will be offset by the amount of expenses previously reimbursed by us.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger, and other matters to be considered by NightHawk’s stockholders at the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q: When and where is the special meeting?

A: The special meeting of NightHawk stockholders will be held on [                    ], [    ], 2010, at [    ] (Arizona Time), at our headquarters, located at 4900 N. Scottsdale Road, 6th Floor, Scottsdale, AZ 85251.

Q: What is the purpose of the special meeting?

A: At the special meeting, our stockholders will be asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2010, by and among NightHawk, vRad and Merger Sub.

Our stockholders may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the merger agreement, if there are not sufficient votes at the special meeting to adopt the merger agreement.

Q: Why am I receiving this proxy statement and proxy card?

A: You are receiving this proxy statement and proxy card because you own shares of NightHawk common stock. This proxy statement describes matters on which we urge you to vote at the special meeting and is intended to assist you in deciding how to vote your shares. If your shares are held by a bank or brokerage firm, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you.

Q: What is a proxy?

A: A proxy is your legal designation of another person to vote your shares of stock. The written document describing the matters to be considered and voted on at the meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board of Directors has designated two of our officers, David Sankaran and Paul Cartee, as proxies for the special meeting.

Q: How many shares must be present to hold the meeting?

A: A quorum must be present at the special meeting for any business to be conducted. The presence, in person or by proxy, of holders of record of a majority of the outstanding shares of NightHawk common stock entitled to vote at the special meeting will constitute a quorum. Proxy cards received by us but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting. If you hold your shares in street name and do not give instructions to your bank or brokerage firm on how to vote your shares, it will not be permitted to vote your shares at the special meeting and your shares will not be counted for purposes of establishing a quorum. If a quorum is not present, a vote cannot occur, and a majority in interest of the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q: What vote is required to adopt the merger agreement and approve the adjournment, if necessary?

A: Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the merger. Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, requires the approval of a majority of the votes cast.

Q: Why is the Board of Directors recommending that I vote in favor of the merger agreement?

A: Our Board of Directors has unanimously determined that the merger is advisable and that the terms of the merger agreement and the merger are fair to and in the best interests of our stockholders. Accordingly, our Board of Directors unanimously approved the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement. For more information, we refer you to “The Merger — Background of the Merger” and “— Recommendation of the Board of Directors; Reasons for the Merger.”

Q: Who is entitled to attend the special meeting?

A: You are entitled to attend the special meeting if you owned shares of our common stock at the close of business on [                    ], 2010, which we have set as the record date for the special meeting. Stockholders must present a form of photo identification to be admitted to the special meeting. If you hold shares in street name (that is, through a bank or brokerage firm) and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of ownership of the NightHawk common stock as of the close of business on [                    ], [    ], the record date.

Q: Who is entitled to vote?

A: You are entitled to vote on the proposals to be considered at the special meeting if you owned shares of our common stock at the close of business on [                    ], 2010, the record date for the special meeting. For each share of our common stock you owned at the close of business on the record date, you will have one vote on each proposal presented at the special meeting. On the record date, there were [            ] shares of our common stock issued and outstanding and entitled to vote at the special meeting.

Q: What happens if I sell my shares before the special meeting?

A: The record date for the special meeting, [                    ], 2010, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but you will lose the right to receive the merger consideration for your shares. The right to receive such merger consideration will pass to the person who owns your shares when the merger becomes effective.

Q: How do I vote?

A: If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your bank or brokerage firm on how to vote, as discussed above. If your shares of NightHawk common stock are held in street name by a bank or brokerage firm, you must obtain a legal proxy from such bank or brokerage firm in order to vote in person at the special meeting. Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy card will vote “FOR” the adoption of the merger agreement and “FOR” adjournment or postponement, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement in accordance with the recommendation of our Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

Q: What if I do not specify how my shares are to be voted?

A: If you are a registered stockholder, and you submit a proxy card but do not provide voting instructions, your shares will be voted:

•	“FOR” the adoption of the merger agreement, and

•	“FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you hold your shares in street name and do not give instructions to your bank or brokerage firm, it will not be permitted to vote your shares and your shares will not be considered present at the special meeting. As a result, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but it will have no effect on any vote with respect to the adjournment of the meeting to solicit additional proxies in support of the proposal to adopt the merger agreement.

Q: How do I change my vote after I submit my proxy?

A: You can change your vote before your proxy is voted at the special meeting. If you are a registered stockholder, you may change or revoke your proxy by notifying our Corporate Secretary in writing at 4900 N. Scottsdale Road, Scottsdale, AZ 85251, by submitting by mail to such address a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be changed by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your bank or brokerage firm to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your bank or brokerage firm to change your vote.

Q: Who will solicit and pay the cost of soliciting proxies?

A: NightHawk is paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of NightHawk shares. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. We agreed to pay [            ] a fee of approximately $[            ] for proxy advisory services, a fee of $[            ] for proxy solicitation services and to reimburse [            ] for reasonable out of pocket expenses.

Q: What will be the effect of the merger?

A: After the effective time of the merger, you will no longer own any shares of our common stock. All of the capital stock of NightHawk following completion of the merger will be wholly owned by vRad.

Q: If the merger is completed, what will I receive for the shares of NightHawk common stock I hold?

A: If the merger is completed, each share of NightHawk common stock, including restricted shares, that you own at the effective time of the merger will be automatically cancelled and converted into the right to receive $6.50 in cash, without interest. However, if you perfect your appraisal rights, you will not receive the $6.50 per share merger consideration and instead your shares will be subject to appraisal in accordance with Delaware law.

Q: If the merger is completed, what will happen to outstanding options to acquire NightHawk common stock and NightHawk restricted stock units?

A: Prior to the effective time of the merger, each outstanding NightHawk stock option and restricted stock unit will vest in full. Each stock option to purchase our common stock outstanding at the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $6.50 over the exercise price per share of such option, without interest and less applicable withholding tax. If the exercise price per share of an option to acquire our common stock equals or exceeds the $6.50 per share merger consideration, such option will be cancelled without payment. Each restricted stock unit outstanding at the effective time of the merger will be cancelled and converted into the right to receive $6.50 in cash, without interest and less applicable withholding tax.

Q: What should I do now?

A: We urge you to read this proxy statement carefully in its entirety, including its appendices, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your bank or brokerage firm on how to vote, as discussed above. Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy card will vote “FOR” the adoption of the merger agreement and “FOR” adjournment or postponement, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement in accordance with the recommendation of our Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

Q: Should I send in my stock certificates now?

A: No. If the merger agreement is approved and adopted and other conditions to the merger are satisfied, shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Wells Fargo Shareowner Services, the paying agent appointed by vRad. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the merger to be completed in either the fourth quarter of 2010 or the first quarter of 2011.

Q: When will I receive the cash payment for my shares?

A: Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the merger, Wells Fargo Shareowner Services will send to you a letter of transmittal with instructions regarding the surrender of your share certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with your share certificates to Wells Fargo Shareowner Services, it will promptly pay the merger consideration owing to you, without interest and less any applicable withholding taxes.

Q: Where can I find more information about NightHawk?

A: We file reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC, under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 57.

Q: Who can help answer my other questions?

A: If you have more questions about the merger, you should contact NightHawk’s Investor Relations Department by (i) writing NightHawk, 4900 N. Scottsdale Road, Scottsdale, AZ 85251, Attention: Investor Relations, (ii) calling (480) 822-4000, or (iii) visiting our website at www.nighthawkrad.net. You also may contact [            ], our proxy solicitor, at [            ]. If your bank or brokerage firm holds your shares, you may call your bank or brokerage firm for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, including the timing of the merger and other information relating to the merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the adoption of the merger agreement by our stockholders and the receipt of certain governmental approvals;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee of up to $6.6 million to vRad or to reimburse vRad’s transaction expenses in an amount of up to $2.4 million if the merger agreement is terminated under certain circumstances;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the outcome of any legal proceedings that may be instituted against NightHawk and others relating to the merger agreement;

•	risks related to diverting management’s attention from our ongoing business operations; and

•

other risks detailed in our filings with the SEC, including the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent periodic filings on Form 10-Q. See “Where You Can Find More Information” on page 57.

We believe that the assumptions on which the forward-looking statements in this proxy statement are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements. We undertake no obligation, and expressly disclaim any obligation, to update forward-looking statements in this proxy statement to reflect events or circumstances after the date of this proxy statement or to update reasons why actual results could differ from those anticipated in forward-looking statements in this proxy statement. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference into this document.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the special meeting of our stockholders to be held on [                    ], [    ], 2010, at [            ] (Arizona Time), at our headquarters, located at 4900 N. Scottsdale Road, 6th Floor, Scottsdale, AZ 85251, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement, and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders do not adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [                     ], 2010.

Record Date and Quorum

The holders of record of our common stock as of the close of business on [                    ], 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [            ] shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the special meeting.

A quorum is necessary to hold the special meeting. The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting vote for the adoption of the merger agreement. Each outstanding share of our common stock is entitled to one vote.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting to solicit additional proxies.

If your shares are held in street name by your bank or brokerage firm, you should instruct your bank or brokerage firm how to vote your shares using the instructions provided by your bank or brokerage firm. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank or brokerage firm and they can give you directions on how to vote your shares. Banks or brokerage firms who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement. Therefore, absent specific instructions from the beneficial owner of the shares, banks or brokerage firms are not empowered to vote the shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). If your shares of NightHawk common stock are held in street name by a bank or brokerage firm, you must obtain a legal proxy from such bank or brokerage firm in order to vote in person at the special meeting. Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Abstentions also will have the same effect as a vote “AGAINST” any adjournment or postponement of the special meeting, but broker non-votes will have no effect with respect to the adjournment or postponement proposal.

You may revoke your proxy before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise our Corporate Secretary of the revocation in writing, which must be received by our Corporate Secretary before the time of the special meeting; (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke, which we must receive before the time of the special meeting; or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in street name and you have instructed your bank or brokerage firm to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your bank or brokerage firm to change your vote.

We do not expect that any matter other than the adoption of the merger agreement (and approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies will have discretionary authority to vote upon other business unknown by us a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. vRad, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitations by mail, telephone, facsimile or other contact in connection with the merger.

We made arrangements with [            ] to assist in our solicitation of proxies for the special meeting and in communicating with stockholders regarding the merger agreement and the merger. We agreed to pay [            ] a fee of approximately $[            ] for proxy advisory services, a fee of $[            ] for proxy solicitation services and to reimburse [            ] for reasonable out of pocket expenses.

We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PARTIES TO THE MERGER

NightHawk Radiology Holdings, Inc.

NightHawk Radiology Holdings, Inc. is a Delaware corporation leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions in the United States. NightHawk provides a complete suite of solutions, designed to increase efficiencies and improve the quality of patient care and the lives of radiologists. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians are located in the United States, Australia, and Switzerland. They provide services 24 hours a day, 7 days a week, to nearly 1,500 sites.

NightHawk’s principal executive offices are located at 4900 N. Scottsdale Road, 6th Floor, Scottsdale, AZ 85251, and its telephone number is (480) 822-4000.

Virtual Radiologic Corporation

Virtual Radiologic Corporation, or vRad, is a Delaware corporation that combines a management and technology organization with affiliated medical practices to function as a national radiology practice working in partnership with local radiologists and hospitals to optimize radiology’s pivotal role in patient care. Delivering access to extensive subspecialty coverage, vRad contributes to improved quality of patient care. And with its next-generation technology, vRad enhances productivity, helping to lower the overall cost of care while expediting time to diagnosis and treatment. Upon completion of the merger, NightHawk will be a direct wholly owned subsidiary of vRad.

vRad’s principal executive offices are located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, and its telephone number is (952)  595-1100.

Eagle Merger Sub Corporation

Eagle Merger Sub Corporation, or Merger Sub, is a Delaware corporation formed by vRad solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into NightHawk, with NightHawk continuing as the surviving corporation. Merger Sub currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at 11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344, and its telephone number is (952) 595-1100.

THE MERGER

General

If the merger is completed, all of the equity interests in NightHawk will be owned by vRad.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. During this period, representatives of NightHawk held many conversations, both by telephone and in person, about possible strategic alternatives, including the sale of NightHawk. The following chronology covers only the key events that led to the signing of the merger agreement, and does not purport to catalogue every conversation among representatives of NightHawk or between representatives of NightHawk and other parties.

The Board of Directors, or the Board, and management of NightHawk have regularly engaged in a review of NightHawk’s business plans and other strategic opportunities, including the evaluation of the markets in which NightHawk competes, the possibility of pursuing strategic alternatives, such as acquisitions, and the possible sale of NightHawk, each with the view toward enhancing stockholder value. In addition, NightHawk has held discussions from time to time with various companies and private equity firms that expressed preliminary interest in pursuing a potential acquisition of NightHawk.

For example, in April 2008 the Board engaged Morgan Stanley as its financial advisor to explore strategic alternatives. From April 2008 to December 2008, NightHawk worked with representatives of Morgan Stanley to develop initial offering materials, identified 10 potential buyers and contacted such potential buyers to explore a potential strategic transaction. The process did not result in an offer that the Board deemed to be superior to NightHawk’s prospects as a standalone company, and, in December 2008, NightHawk terminated the Morgan Stanley engagement letter.

From time to time beginning in May 2009, Mr. Engert, who became NightHawk’s president and chief executive officer in November 2008, and Mr. Robert Kill, chief executive officer of vRad, had high-level conversations in which the possibility of a business combination was discussed; however (except as described below), none of these conversations resulted in any firm indication of interest by either party.

In December 2009, vRad initiated a process to explore a possible strategic transaction that ultimately led to its acquisition by affiliated investment funds of Providence Equity Partners, L.L.C., or Providence. During the auction process, vRad and its financial advisor initially contacted 53 potential buyers (of which 14 were strategic buyers and 39 were financial buyers). Thirteen parties submitted initial bids and, after multiple rounds of bidding, vRad agreed to by acquired by Providence.

In connection with such process on March 31, 2010 and again on April 6, 2010, Mr. Kill contacted Mr. Engert to determine if NightHawk would be interested in pursuing a potential business combination with vRad, either as a participant in the vRad auction process, or, alternatively, involving an acquisition of NightHawk by vRad.

On April 9, 2010, NightHawk and vRad entered into a non-disclosure agreement to facilitate discussions regarding a potential business combination.

From April 9, 2010 through May 14, 2010, Mr. Engert and Mr. Kill had a number of conversations during which a potential business combination was discussed and during which Mr. Kill expressed vRad’s interest in entering into a business combination; however, no formal proposal was made.

On May 12, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and a representative of Wilson

Sonsini Goodrich & Rosati, Professional Corporation, or WSGR, outside counsel to NightHawk. Mr. Engert relayed to the Board the substance of his telephone conversations with Mr. Kill. Following discussion, the Board authorized Mr. Engert to continue his conversations with Mr. Kill and directed Mr. Engert to report any developments to the Board.

On or about May 14, 2010, Mr. Engert and Mr. Kill had another telephone conversation during which Mr. Engert asked if vRad intended to make a formal proposal with respect to a business combination between NightHawk and vRad. However, no formal proposal was ultimately made.

On May 17, 2010, vRad announced its agreement to be acquired by Providence.

Following vRad’s announcement, on May 17, 2010, the Board held a special telephonic board meeting at which all directors and NightHawk’s general counsel were in attendance. The Board discussed the announcement of the agreement between vRad and Providence and, following discussion, authorized Mr. Engert to communicate to Mr. Kill that it was in the best interest of both parties to cease further discussions regarding a potential business combination at such time.

On May 27, 2010, a representative of Providence sent an email to Mr. Engert requesting a conversation to discuss the possibility of a possible acquisition of NightHawk by Providence.

On June 2, 2010, Mr. Engert and a representative of Providence had an initial discussion regarding a possible acquisition of NightHawk by Providence. During that conversation, Mr. Engert informed the representative of Providence that if Providence was interested in making a proposal, it should provide a formal indication of interest that he could present to the NightHawk Board.

On June 3, 2010, a representative of Providence sent Mr. Engert an email in which he indicated that Providence was interested in pursuing discussions regarding an acquisition of NightHawk. Mr. Engert responded with an email that the attorneys for Providence should contact NightHawk’s general counsel to negotiate a non-disclosure agreement to facilitate discussions regarding a potential business combination.

On June 7, 2010, NightHawk and Providence entered into a non-disclosure agreement to facilitate discussions regarding a potential acquisition of NightHawk by Providence.

On June 18, 2010, NightHawk’s chief financial officer met with representatives of Providence to discuss high-level financial due diligence.

On June 28, 2010, Mr. Engert met with representatives of Providence during which the possibility of an acquisition of NightHawk by Providence was discussed. Mr. Engert again informed Providence that, if Providence was interested in moving forward, it should submit a written offer letter with a specific price and terms that Mr. Engert could take to the NightHawk Board.

On June 29, 2010, Providence delivered a non-binding letter to NightHawk expressing an interest in acquiring NightHawk for a price equal to $7.00 per share in cash, either directly or through vRad, and outlining a potential timeline of due diligence that would enable Providence to submit a formal proposal.

On June 30, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR. Mr. Engert discussed the substance of Providence’s non-binding indication of interest and management relayed conversations with representatives of Providence. Representatives of WSGR reviewed with the Board its fiduciary duties with respect to the indication of interest. Following extensive discussion, the Board instructed management to negotiate proposals for retention of a financial advisor in connection with the indication of interest to be presented to the Board for consideration from Morgan Stanley and another investment banking firm.

On July 2, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and a representative of WSGR. Mr. Engert led a discussion of the proposals submitted by Morgan Stanley and the other investment banking firm to serve as NightHawk’s financial advisor. After discussion, the Board directed Mr. Engert to negotiate an engagement letter with Morgan Stanley and present such letter to the Board for approval.

On July 2, 2010, a representative of Providence called a representative of Morgan Stanley regarding the non-binding proposal by Providence to acquire NightHawk and indicated that Providence’s proposal was predicated on NightHawk’s agreement to enter into exclusive negotiations with Providence.

On July 5, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR. Mr. Engert and NightHawk’s general counsel, along with the representatives of WSGR, led a discussion of the terms of the proposed agreement pursuant to which Morgan Stanley would be engaged as NightHawk’s financial advisor; the Board approved such agreement. Representatives of Morgan Stanley then joined the meeting and, among other things, discussed with the Board its July 2 conversation with a representative of Providence.

On July 6, 2010, NightHawk received an unsolicited, non-binding investment proposal from an investment vehicle formed by individuals to acquire NightHawk, which we refer to as Party A. Party A proposed that it acquire between 51% and 100% of NightHawk’s shares at a price range from $3.50 to $4.50 per share. It was anticipated that a portion of the consideration would include equity of the surviving entity. Such proposal was contingent on Party A obtaining equity and debt financing for such transaction.

Also on July 6, 2010, representatives of Providence and Morgan Stanley had a conversation in which Providence again indicated that its non-binding proposal to acquire NightHawk was predicated on NightHawk’s agreement to enter into exclusive negotiations with it, and that if NightHawk initiated a process to solicit interest from other parties, Providence would withdraw its initial offer. The representatives of Providence also indicated that any Providence offer might make in connection with a sales process initiated by NightHawk would be at a valuation lower than that reflected in its June 29 proposal.

On July 8, 2010, NightHawk and Morgan Stanley executed the engagement letter.

On July 9, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR and Morgan Stanley. Representatives of Morgan Stanley discussed Providence’s proposal. Morgan Stanley also reviewed the 2008 process in which NightHawk considered a sale and discussed various alternatives available to NightHawk, including with respect to responding to Providence’s offer and other potential acquirers for NightHawk. Further, representatives of Morgan Stanley relayed to the Board Providence’s position with respect to a binding agreement to enter into exclusive negotiations. Extensive discussion ensued during which, among other things, representatives of WSGR reviewed with the Board its fiduciary duties with respect to Party A’s indication of interest and the Providence proposal. In light of the relatively low purchase price and the financing contingency in Party A’s indication of interest, the Board determined that it was unlikely that Party A would present a compelling offer. The outside directors then met with representatives of WSGR and Morgan Stanley outside of the presence of management. After such discussion, management rejoined the meeting, the Board directed representatives of Morgan Stanley to seek an increase in the proposed purchase price, and instructed Morgan Stanley to report Providence’s response to the Board.

On July 10, 2010, NightHawk’s Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR and Morgan Stanley. Representatives of Morgan Stanley reported to the Board that Providence’s response was that (i) its offer price would not be increased, (ii) as previously indicated, if NightHawk were to seek alternative proposals from other parties, it would withdraw its offer and if it submitted an offer in connection with a sales process initiated by NightHawk, it would be at a valuation lower than that reflected in its June 29 proposal and (iii) if NightHawk agreed to enter into exclusive negotiations with Providence, it would attempt to complete its due diligence process and negotiate a definitive agreement within 30 days. Extensive discussion ensued during which, among other things, representatives of WSGR reviewed with the Board its fiduciary duties and representatives of Morgan Stanley led a discussion regarding NightHawk’s alternatives. After discussion, the Board instructed Morgan Stanley to inform Providence that (i) NightHawk would allow Providence to move forward with its initial due diligence process to allow it to affirm its offer price, analyze potential regulatory risks associated with a business combination and provide additional detail regarding financing and a definitive agreement and (ii) once it had completed its initial due diligence process, it should affirm, clarify and potentially enhance its offer. In addition, the Board authorized management and Morgan Stanley to provide materials responsive to Providence’s due diligence request. The Board did not authorize NightHawk to enter into exclusive negotiations, pending Providence’s response.

Subsequent to such board meeting, on July 10, 2010, representatives of Morgan Stanley communicated to representatives of Providence that it should complete its initial due diligence process and, at the end of such process, submit an updated proposal confirming its offer price and providing additional detail regarding its proposal, including financing of the proposed transaction, provision for a post signing go-shop period during which NightHawk could solicit alternative proposals and its view with respect to regulatory risks with respect to the proposed transaction.

On July 12, 2010, Providence’s acquisition of vRad was consummated.

On July 15, 2010, in light of Providence’s acquisition of vRad, NightHawk and vRad entered into a non-disclosure agreement that replaced the separate agreements previously entered into with vRad and Providence. In addition, NightHawk received vRad’s initial due diligence materials request list.

On July 19, 2010 members of NightHawk’s executive management, including Mr. Engert and NightHawk’s chief financial officer and general counsel, met with representatives of Providence and vRad in Denver, Colorado to allow them to conduct in-person due diligence.

On July 23, 2010, NightHawk received a non-binding letter of interest to enter into a business combination with vRad. The non-binding letter of interest (i) reaffirmed a $7.00 per share offer price, (ii) provided for a 30-day go-shop period after the signing of a definitive acquisition agreement, (iii) provided that such transaction would not be subject to any financing contingency, (iv) included a more extensive request for information about NightHawk and (v) provided for an exclusive negotiation period with vRad.

On July 25, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR and Morgan Stanley. Extensive discussion ensued during which, among other things, representatives of WSGR reviewed with the Board its fiduciary duties and representatives of Morgan Stanley reviewed a preliminary financial analysis of NightHawk and the Providence offer. Following discussion, the Board directed Morgan Stanley to seek changes to vRad’s non-binding letter of interest to increase the certainty of closing related to a potential transaction and covenants enhancing the Board’s ability to satisfy its fiduciary obligations.

On July 26, 2010, representatives of Morgan Stanley and vRad discussed proposed changes to the non-binding letter of interest.

On July 28, 2010, representatives of each of WSGR and Weil, Gotshal & Manges, LLP, counsel for vRad, or Weil, had further discussions regarding the letter of interest, the proposed exclusivity period and regulatory matters associated with the proposed transaction.

On July 29, 2010, the Board held a regularly scheduled meeting in San Francisco, California at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR and Morgan Stanley. Extensive discussion ensued during which, among other things, representatives of WSGR reviewed with the Board its fiduciary duties and representatives of Morgan Stanley presented a preliminary financial analysis regarding NightHawk and the vRad offer.

On July 30, 2010, NightHawk received a revised non-binding letter of interest from vRad which (i) reaffirmed a $7.00 per share offer price, (ii) changed the post-signing 30-day go-shop period to include an additional 15-day period to continue discussions with parties with which NightHawk conducted discussions during the go-shop period and if the merger agreement was terminated by NightHawk to enter into a superior acquisition proposal during such additional period, then a lower termination fee would be payable, (iii) included changes that increased the certainty of closing a potential transaction, (iv) included provisions enhancing the Board’s ability to satisfy its fiduciary obligations and (v) provided that NightHawk would enter into exclusive negotiations with vRad for a period ending on August 25, 2010, which period would be automatically extended in one week increments (not more than twice) so long as vRad was working diligently and in good faith to complete its due diligence process and negotiate a definitive agreement.

On August 1, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR and Morgan Stanley. Extensive discussion ensued during which, among other things, representatives of WSGR reviewed with the Board its fiduciary duties and representatives of Morgan Stanley presented a preliminary financial analysis with respect to the vRad offer. In light of (i) the results of NightHawk’s previous pursuit of strategic alternatives, (ii) an analysis of the recently-completed acquisition of vRad, which resulted from an extensive auction process, (iii) the financial metrics reflected by vRad’s offer, (iv) vRad’s repeated insistence on exclusivity as a condition to proceed and (v) the go-shop and other fiduciary provisions of the vRad offer, among other factors, the Board determined that the potential benefits associated with pursuit of alternatives (including the possibility of seeking alternative offers) would be outweighed by the effect that such a process may have on vRad’s offer. After such discussion, the Board authorized management to enter into the non-binding letter of interest, including the binding exclusivity period.

On August 2, 2010, NightHawk and vRad executed the non-binding letter of interest, including the binding exclusivity period, which began as of July 30, 2010.

On August 2, 2010, NightHawk began to make written materials available in response to vRad’s due diligence request.

During the week of August 9, 2010, representatives of NightHawk, Morgan Stanley, vRad and Providence had a series of telephone conversations regarding vRad’s and Providence’s due diligence requests.

On August 16, 2010, an in-person due diligence session was conducted in Scottsdale, Arizona in which members of management and representatives of vRad, Providence, KPMG LLP (advisors to vRad) and Morgan Stanley participated.

In addition, on August 16, 2010, NightHawk received an unsolicited initial inquiry from a private equity fund, which we refer to as Party B, regarding a possible strategic transaction. In light of NightHawk’s exclusivity agreement with vRad, it did not respond to Party B.

On August 18, 2010, NightHawk received an initial draft of the merger agreement from Weil. Between August 18, 2010 and August 20, 2010, members of management and representatives of WSGR and Morgan

Stanley had extensive discussions regarding the draft merger agreement and, on August 20, 2010, WSGR returned a revised merger agreement to Weil.

On August 24, 2010, Mr. Engert sent an email to the members of the Board updating them as to the status of the diligence process and negotiation of the merger agreement. Subsequent to that email, Weil delivered to NightHawk a revised draft of the merger agreement in response to NightHawk’s comments.

On August 25, 2010, representatives of WSGR and Weil held a teleconference during which the merger agreement was discussed. In addition, in response to a request from vRad and at the direction of Mr. Engert, representatives of Morgan Stanley informed representatives of vRad that NightHawk agreed that the conditions for a one-week extension of the exclusivity period had been satisfied.

On August 26, 2010, NightHawk conducted a teleconference with representatives of Providence to discuss outstanding diligence matters so that they could finalize their presentation to Providence’s investment committee.

On August 29, 2010, WSGR, after extensive discussions with management, sent a revised merger agreement to Weil.

On August 30 and 31, 2010, Weil delivered to NightHawk revised drafts of the merger agreement and representatives of WSGR and Weil conducted a series of telephone conversations regarding the merger agreement.

On August 31, 2010, representatives of Providence conveyed to Mr. Engert that its investment committee had met and had approved the acquisition by vRad of NightHawk, but at an offer price of $6.00 per share. Subsequent to such telephone conversation, a representative of vRad conveyed vRad’s position to representatives of Morgan Stanley. In response to questions from representatives of Morgan Stanley, the representative of vRad indicated that it would not increase such offer.

On September 1, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR and Morgan Stanley. Extensive discussion ensued during which, among other things, representatives of Morgan Stanley provided a preliminary financial analysis of the revised vRad offer and WSGR reviewed with the Board its fiduciary duties and the status of the negotiation of the merger agreement. After such discussion, the Board directed Morgan Stanley to communicate to vRad that (i) the proposal was not complete since, among other things, it had not provided debt commitment letters for review and (ii) the Board would not respond to the revised proposal until it was complete but that work should continue so that a complete offer could be presented to and evaluated by the Board.

On September 2, 2010, representatives of Morgan Stanley conveyed the Board’s response to vRad. A representative of Providence responded that Providence’s investment committee had authorized the transaction to proceed if NightHawk agreed to a price of $6.00 per share and an extension of the exclusivity period through September 10, 2010 during which time the merger agreement and debt commitment letters would be finalized. After consultation with management and representatives of WSGR, in a subsequent teleconference, representatives of Morgan Stanley reiterated that the exclusivity period would not be extended but encouraged Providence and vRad to complete the proposal.

Between September 2, 2010 and September 15, 2010, NightHawk delivered additional information in response to vRad’s and Providence’s requests and the parties worked toward completion of the merger agreement.

On September 9, 2010, NightHawk received drafts of vRad’s debt commitment letters. Between September 9, 2010 and September 15, 2010, representatives of WSGR, after discussion with members of NightHawk’s management and representatives of Morgan Stanley, provided comments to such debt commitment letters to enhance certainty that the proposed transaction would close as contemplated.

On September 10, 2010, a NightHawk director received an email from the financial advisor to Party B regarding its August 16, 2010 inquiry.

On September 15, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR and Morgan Stanley. Mr. Engert updated the Board regarding the continued discussions with vRad and Providence and advised them that, other than price, all of the open issues related to the transaction had been finalized. Then Mr. Engert, NightHawk’s general counsel and a representative of WSGR discussed the terms of the proposed merger agreement and the process and risks associated therewith. Next, Mr. Engert, NightHawk’s chief financial officer and representatives of Morgan Stanley led a discussion of (i) the revised offer price of $6.00 per share, (ii) the financial condition, results of operations, business and NightHawk’s strategic objectives, and (iii) possible alternatives to the proposed business combination, including NightHawk’s prospects if NightHawk remained an independent company. Following extensive discussion, representatives of WSGR reviewed with the Board its fiduciary duties. After continued discussion of the proposed offer, various potential negotiation strategies and the risks associated with such strategies, the Board directed a representative of Morgan Stanley to inform representatives of vRad that it would not accept the proposal unless the offer price of $6.00 per share was increased.

On September 16, 2010, representatives of Morgan Stanley conveyed the Board’s position to representatives of vRad. vRad responded by indicating that it would not continue discussions.

On September 20, 2010, a representative of vRad contacted representatives of Morgan Stanley to request a meeting.

Also on September 20, 2010, NightHawk received a preliminary, non-binding indication of interest from Party B to acquire 100% of NightHawk’s shares at a price range from $3.50 to $4.50 per share in cash, subject to due diligence.

On September 21, 2010, representatives of vRad and Morgan Stanley met and vRad indicated its desire to continue to pursue the proposed transaction. Following the meeting, representatives of vRad contacted Mr. Engert and indicated its desire to continue to pursue the proposed transaction. Mr. Engert relayed to the representatives of vRad that the then-current offer of $6.00 per share was not acceptable to NightHawk.

On September 21, in a discussion with Mr. Engert, a representative of vRad increased vRad’s offer price to $6.50 per share, and Mr. Engert agreed to discuss the revised offer with the Board.

On September 22, 2010, the Board held a special telephonic board meeting at which all directors were in attendance, along with NightHawk’s chief financial officer and general counsel and representatives of WSGR and Morgan Stanley. Mr. Engert, NightHawk’s chief financial officer and representatives of Morgan Stanley led a discussion of (i) the revised offer price, (ii) the financial condition, results of operations, business of NightHawk and NightHawk’s strategic objectives, and (iii) possible alternatives to the proposed business combination, including NightHawk’s prospects if NightHawk remained an independent company, and the non-binding indication of interest from Party B. Following extensive discussion, representatives of WSGR reviewed with the Board its fiduciary duties. Given that (a) the offer price by Party B was substantially inferior to that proposed by vRad, (b) Party B had not begun any due diligence review and (c) Party B would have the opportunity to participate in the go-shop period, and in light of (x) the revised price proposal from vRad, (y) the fact that the other terms of the vRad proposal were substantively complete and satisfactory to the Board and (z) the Board’s review of NightHawk’s other alternatives, the Board authorized management to continue discussions to complete the transaction with vRad.

On September 25, 2010, Mr. Kill and Mr. Engert discussed the terms of a proposed advisory arrangement for Mr. Engert, to take effect subsequent to the closing of the merger to help vRad ensure continuity during the post-closing integration process (which advisory agreement is described in greater detail in the section captioned “— Interests of Certain Persons in the Merger”).

Between September 21 and 26, 2010, the parties finalized the definitive merger agreement and vRad finalized the definitive debt commitment letters with its lenders.

On September 26, 2010, NightHawk’s Board held a special telephonic board meeting at which all directors were in attendance to consider the definitive merger agreement and the transactions contemplated by the merger agreement. At this meeting, representatives of WSGR summarized the terms of the merger agreement, the regulatory approval process, the vRad proposal for Mr. Engert’s advisory arrangement and the directors’ fiduciary duties and responsibilities in connection with the proposed merger. Representatives of Morgan Stanley discussed the financial aspects of the proposed merger and the procedures that it had undertaken to evaluate the merger from a financial point of view, and responded to questions from NightHawk’s board members. At the conclusion of its presentation, Morgan Stanley orally rendered its opinion to the Board, subsequently confirmed in writing, that as of September 26, 2010 and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the $6.50 per share in cash to be received by holders of the shares of NightHawk’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders; see “— Opinion of the Financial Advisor to NightHawk.” Following a discussion of a number of issues related to the merger agreement, the process that management, with the assistance of Morgan Stanley, would undertake during the go-shop period and the positive and negative factors bearing on whether the merger should be approved, the Board unanimously (i) determined that the merger was advisable and that the terms of the merger and the merger agreement were fair to, and in the best interests of, NightHawk’s stockholders, (ii) recommended that NightHawk’s stockholders vote in favor of the adoption of the merger agreement, and (iii) authorized management to execute the merger agreement and related agreements.

On the evening of September 26, 2010, NightHawk, vRad and Merger Sub signed the merger agreement.

On the morning of September 27, 2010, NightHawk and vRad publicly announced the merger through the issuance of a joint press release.

Recommendation of our Board of Directors; Reasons for the Merger

Our Board of Directors unanimously approved the merger agreement, declared the merger agreement and the merger to be fair to, advisable and in the best interests of our stockholders, and resolved to recommend to NightHawk’s stockholders that the stockholders adopt the merger agreement.

Our Board of Directors considered a number of factors in determining to recommend that our stockholders adopt the merger agreement, as more fully described below. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

In reaching its conclusion regarding the fairness of the merger agreement to our stockholders, our Board of Directors considered the following factors, each of which our Board of Directors believes supported its conclusion, but which are not listed in any relative order of importance:

•

the Board of Directors’ review of historical information concerning NightHawk’s business, financial performance and condition, results of operations, technological and competitive position, as well as our business and strategic objectives;

•	current financial market conditions and historical market prices, volatility and trading information with respect to NightHawk’s common stock, as well as views of equity analysts regarding NightHawk;

•	the fact that the $6.50 per share to be paid pursuant to the merger agreement constitutes a significant premium over the market price of our common stock, including:

•	a premium of approximately 122% over the average closing price of our common stock for the 30 calendar days prior to announcement of the merger;

•	a premium of approximately 132% over the average closing price of our common stock for the 90 calendar days prior to announcement of the merger; and

•	a premium of 100% over the closing price of our common stock on the trading day immediately prior to the announcement of the merger;

•

the Board of Directors’ belief that the merger will result in greater value to our stockholders than the value that could be generated from other strategic alternatives available to us, including the option of remaining independent and pursuing our current strategic plan or making a strategic acquisition, taking into account the potential risks and uncertainties associated with each of such alternatives as compared to the liquidity and certainty of value provided by the $6.50 per share in cash to be paid to our stockholders pursuant to the merger agreement;

•

the terms of the merger agreement, which were the product of arms-length negotiations between the Board of Directors and our advisors, on the one hand, and vRad and its advisors, on the other hand, including, without limitation:

•	the representations and warranties of us, vRad and Merger Sub;

•	that the merger is not subject to a financing condition and that vRad obtained debt commitment letters for the full amount of the aggregate merger consideration;

•	that the merger agreement permits us to seek specific performance by vRad and Merger Sub of their obligations under the merger agreement; and

•

that the merger agreement (i) provides for a post-signing go-shop period, during which we may, subject to certain requirements, solicit alternative proposals, (ii) allows NightHawk to respond to solicitations from third parties, subject to certain requirements, after the go-shop period, and (iii) at any time prior to the adoption of the merger agreement by the NightHawk stockholders, allows NightHawk to terminate the merger agreement to accept a superior proposal upon payment of a termination fee, all of which our Board of Directors believed were important in ensuring the merger would be substantively fair to our stockholders; see “The Merger Agreement — Acquisition Proposals by Third Parties” beginning on page 46;

•

the Board of Directors’ belief that the termination fees and expense reimbursement provisions in the merger agreement (described below under the section “The Merger Agreement — Acquisition Proposals by Third Parties” beginning on page 46) (i) are reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) are within the range of similar precedent transactions and (iii) would not prevent a competing proposal;

•	the fact that the merger is subject to the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	the fact that our stockholders who do not support the merger may seek appraisal of the fair value of their shares under Delaware law;

•

the oral opinion of Morgan Stanley rendered to the Board of Directors on September 26, 2010, subsequently confirmed in writing, to the effect that, as of that date, based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the $6.50 per share to be received by holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The summary of Morgan Stanley’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix B to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion.

Our Board of Directors also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors, which are not listed in any relative order of importance:

•	the fact that the merger agreement contains a number of provisions that may discourage a third-party from making a superior proposal to acquire our company, including:

•	restrictions on our ability to solicit third party acquisition proposals after the go-shop period; and

•	the requirement that we pay a termination fee of $3.7 million or $6.6 million if the merger agreement is terminated under specified circumstances;

•

the fact that the merger agreement requires that we pay $2.4 million in documented out-of-pocket expenses to vRad, in the event that NightHawk stockholders fail to adopt the merger agreement or because the merger agreement is terminated by vRad because we have breached any representation or warranty, or any such representation or warranty of ours shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of ours, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after our receipt of written notice from vRad (which amount may be deducted from, and in the event we are required to pay, the termination fee);

•	the fact that the merger consideration will generally be taxable to our stockholders for U.S. federal income tax purposes;

•	the time and effort involved in seeking to consummate the merger, including the risk of diverting management’s attention from other strategic priorities;

•	potential attrition of customers, employees and radiologists following announcement of the merger agreement;

•	the fact that, following the merger, our stockholders will not participate in any future growth or increase in the value of our company;

•

the fact that, while we expect the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including receipt of regulatory approvals, and, as a result, the merger may not be consummated;

•	the restrictions on the conduct of our business contained in the merger agreement, which may limit our ability expand our business while the merger is pending; and

•	the substantial costs to be incurred in seeking to consummate the merger.

The foregoing discussion addresses the material factors considered by our Board of Directors in their consideration of the merger agreement and the merger, but is not exhaustive and does not present all of the factors considered by our Board of Directors. In light of the number and variety of factors and the amount of information considered, our Board of Directors did not find it practicable to quantify, rank, or otherwise assign relative weights to the specific factors considered in reaching their determination. Individual members of our Board of Directors may have given different weights to different factors. The determination to approve the merger agreement was made after consideration of all of the relevant factors as a whole, and our Board of Directors based their ultimate decision to approve the merger agreement and the merger on their business judgment that the potential risks and other negative aspects of the merger did not outweigh the benefits of the merger to our stockholders.

Opinion of the Financial Advisor to NightHawk

Morgan Stanley was engaged by the Company to provide it with financial advisory services in connection with the potential sale of the Company. At the meeting of the Board of Directors on September 26, 2010, Morgan

Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of that date, based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the consideration of $6.50 per share to be received by holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated September 26, 2010, which sets forth among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix B. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board of Directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement, as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation as to how any such holder should vote at the special meeting of stockholders or whether any such holder should take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial projections prepared by the management of the Company;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the Company common stock;

•	compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of the Company and vRad and their financial and legal advisors;

•

reviewed the merger agreement, drafts of senior and subordinated debt commitment letters dated September 27, 2010, from certain lenders (together, the “Commitment Letters”), and certain related documents; and

•	performed such other analyses and considered such other factors as it deemed appropriate.

In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, which formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company with respect to the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver, amendment or delay of any terms or conditions, and that vRad will obtain financing in accordance with the terms set forth in the

Commitment Letters. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived by the Company’s stockholders in the proposed merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or actuarial advisors with respect to such matters. Morgan Stanley did not express an opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Company common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals.

Morgan Stanley’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to the Company, or the underlying business decision of the Company to enter into the merger agreement. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of September 26, 2010. Events occurring after September 26, 2010 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company, nor did Morgan Stanley negotiate with any parties, other than vRad, in connection with the possible acquisition of the Company.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated September 26, 2010. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Share Price Performance. Morgan Stanley performed a trading range analysis with respect to the historical share prices of Company common stock. Morgan Stanley reviewed the range of closing and average prices of Company common stock for various periods ending on September 24, 2010. Morgan Stanley observed the following:

Period Ending September 24, 2010	Range of Closing Prices
	Low	High	Average
Current	—	—	$3.25
Last 30 Trading Days	$2.71	$3.25	$2.93
Last 90 Trading Days	$2.25	$3.25	$2.80
Since January 1, 2010	$2.25	$4.60	$3.26

Morgan Stanley observed that the Company common stock closed at $3.25 on September 24, 2010 (the last full trading day prior to the announcement of the execution of the merger agreement) and compared that to the consideration of $6.50 per share to be received by holders of shares of Company common stock pursuant to the merger agreement. Morgan Stanley noted that the implied premium of such consideration was 100% when compared with the closing share price on September 24, 2010, 122% when compared to the 30-day trading average and 132% when compared to the 90-day trading average.

Securities Research Analysts’ Future Price Targets. Morgan Stanley reviewed the public market trading price targets for the Company common stock prepared and published by securities research analysts prior to September 26, 2010. These targets reflected each analyst’s estimate of the future public market trading price of the shares. The range of equity analyst price targets for the Company was $3.50 per share to $4.00 per share. Morgan Stanley discounted the analysts’ price targets using a 12.5% cost of equity to derive a range of present values of these price targets. This range of present values resulted in a range of securities research analysts’ future price targets for the Company of approximately $3.11 per share to $3.56 per share.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the shares and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Comparable Company Analysis. Morgan Stanley compared certain financial information of the Company with publicly-available information for certain companies in the radiology, healthcare department outsourcing and healthcare staffing industries, which companies share similar business characteristics with the Company. The peer group included:

Radiology

Virtual Radiologic Corporation, or vRad (prior to the announcement of its acquisition by Providence on May 14, 2010)

Department Outsourcing

MEDNAX, Inc.

Emergency Medical Services L.P.

Team Health, Inc.

IPC The Hospitalist Company, Inc.

Healthcare Staffing

AMN Healthcare Services, Inc.

Cross Country Healthcare, Inc.

For this analysis, Morgan Stanley analyzed the following statistics for each of these companies, as of September 24, 2010 and based on estimates for the peer group companies provided by I/B/E/S and public filings:

•

the ratio of aggregate value, defined as market capitalization plus total debt plus minority interests plus preferred capital less cash and cash equivalents (“AV”), to estimated calendar year 2011 earnings before interest, taxes, depreciation and amortization (“EBITDA”); and

•	the ratio of price to estimated adjusted earnings per share for calendar year 2011.

Based on the analysis of the relevant metrics for each of the peer group companies, Morgan Stanley selected a representative range of multiples for the peer group companies and applied this range of multiples to the relevant Company financial statistics. For purposes of the Company’s estimated calendar year 2011 EBITDA and adjusted earnings per share, Morgan Stanley utilized estimates provided by Company management (which, with respect to the Company’s estimated calendar year 2011 EBITDA and earnings per share, excluded stock based compensation, amortization, certain non-recurring items and incurred but not reserved accruals). Based on this analysis, the implied value per share of Company common stock as of September 24, 2010 is as follows:

	Company Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share
Aggregate Value to 2011E EBITDA
Virtual Radiologic (on May 14, 2010)	$17.6MM	4.9x	$3.23
Department Outsourcing	$17.6MM	6.9-8.3x	$4.61-5.57
Healthcare Staffing	$17.6MM	5.8-9.4x	$3.85-6.33

Price to 2011 Adjusted Earnings Per Share
Virtual Radiologic (on May 14, 2010)	$0.32	15.5x	$4.90
Department Outsourcing	$0.32	11.5-15.7x	$3.63-4.96
Healthcare Staffing	$0.32	17.9-26.1x	$5.65-8.24

No company in the peer group comparison analysis is identical to the Company. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Present Value of Future Stock Price Analysis. Morgan Stanley performed an illustrative analysis of the present value of the Company’s theoretical implied future price per share of Company common stock. In performing the present value of future stock price analysis, Morgan Stanley multiplied the EBITDA estimate for calendar year 2015, based on Company management forecasts, to AV to next-twelve-month (“NTM”) EBITDA multiples of 5.2x (current Company AV to NTM EBITDA multiple) and 7.6x (current median Department Outsourcing AV to NTM EBITDA multiple) in order to estimate the future aggregate value. The future equity share price is estimated by taking this future aggregate value and deducting net debt and dividing by the projected share count. The estimated future price per share was then discounted to June 30, 2010 using an 11% and a 14% cost of equity. Using the mid-point of this cost of equity range of 12.5%, and the range of multiples described above, the implied value per share of Company common stock as of September 24, 2010 ranged from $2.83 to $3.79.

Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley reviewed the terms of the acquisition of Virtual Radiologic by Providence. Morgan Stanley reviewed the price paid and calculated the ratio of AV implied by the price paid to estimated EBITDA for the acquisition of Virtual Radiologic by Providence as of December 31, 2011. Based on this analysis, Morgan Stanley determined that Providence acquired Virtual Radiologic for 7.2x estimated 2011 EBITDA. Applying the same multiple to the Company would result in an implied equity value per share of Company common stock of $4.81.

Morgan Stanley also reviewed the premiums paid or proposed to be paid in all cash acquisitions of U.S. public companies with market capitalizations of less than $1 billion during the prior 20 year period. Morgan Stanley observed that the premiums paid or proposed to be paid in these transactions was between 30% to 50% of the target’s pre-announcement trading price. This implied a range of $4.23 per share to $4.88 per share based on the closing price of the Company common stock on September 24, 2010. Morgan Stanley also observed that

Virtual Radiologic was acquired by Providence for a 33% premium to the pre-announcement trading price of Virtual Radiologic, which, when applied to the Company, would result in an implied price of $4.32 per share.

No company utilized in the selected precedent transactions analysis is identical to the Company, nor is any transaction listed identical to the transactions contemplated by the merger agreement. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis. Morgan Stanley calculated a range of equity values per share of Company common stock based on a discounted cash flow analysis to value the Company as a standalone entity. Morgan Stanley analyzed the Company’s business using information provided by Company management, including certain financial forecasts prepared by Company management for the fiscal years 2011 through 2015, discounted back to December 31, 2010. Morgan Stanley used discount rates ranging from 9.00% to 10.50%, reflecting estimates of the Company’s weighted-average cost of capital. Estimated terminal values for the Company were calculated using the perpetuity growth method by growing the 2015 unlevered free cash flow by a perpetuity growth rate range of 2.00% to 3.00%. This analysis resulted in a range of illustrative per share value indications of $4.03 per share to $5.45 per share.

Leveraged Buyout Analysis. Morgan Stanley performed an illustrative leveraged buyout analysis to estimate the theoretical purchase price that a financial buyer could pay in an acquisition of the Company. For purposes of this analysis, Morgan Stanley assumed illustrative leverage ratios of 4.0x to 5.0x and an assumed weighted-average interest rate on the buyer’s debt of 9%, derived by Morgan Stanley utilizing its professional judgment and expertise. Estimated exit values for the Company were calculated by applying an exit value multiple of 6.0x to 7.0x 2015 EBITDA, as estimated by Company management. Morgan Stanley then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of between 15.0% and 25.0%. This analysis implied a value range of $3.12 per share to $4.10 per share using Company management forecasts.

In connection with the review by the Board of Directors of the transaction contemplated by the merger agreement, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness from a financial point of view of the consideration of $6.50 to be received by the holders of shares of Company common stock pursuant to the merger agreement, and were conducted in connection with the delivery of Morgan Stanley’s opinion to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which the Company common stock might actually trade. The consideration to be received by the holders of Company common stock and other terms of the merger agreement were determined through arm’s-length negotiations between the Company and vRad and were approved by the Board of Directors. Morgan Stanley provided advice to the Company during such negotiations; however, Morgan Stanley did not recommend any specific consideration to the Company or that any specific consideration constituted the only appropriate consideration for the proposed transaction. In addition, as described above under the heading “The Merger —Recommendation of our Board of Directors; Reasons for the Merger,” Morgan Stanley’s opinion and presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making their decision to approve the merger agreement. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the consideration or the value of the Company, or of whether the Board of Directors would have been willing to agree to a different consideration.

The Board of Directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise and its knowledge of the business affairs of the Company. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of vRad, the Company, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services to the Company and affiliates of Providence and has received fees in connection with such services. Morgan Stanley may also seek to provide such services to Providence and its affiliates in the future and expects to receive fees for the rendering of these services. In addition, Morgan Stanley and its affiliates, directors or officers, including individuals working with the Company in connection with the merger, may have committed and may commit in the future to invest in private equity funds managed by affiliates of Providence.

Under the terms of its engagement letter, Morgan Stanley provided the Company financial advisory services and a financial opinion in connection with the merger, and the Company has agreed to pay Morgan Stanley fees of $3 million for its services, all of which is contingent upon consummation of the merger. The Company has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Certain Financial Projections and Other Information

Other than the quarterly guidance that we make publicly available, we do not as a matter of course make public projections as to our future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, we provided to vRad and intend to provide to other interested parties during the go-shop period certain non-public financial projections in connection with their due diligence review of NightHawk. We also provided these internal financial projections to our Board of Directors and our financial and legal advisors. We have included below a summary of these projections to give our stockholders access to certain non-public information that was furnished to third parties and was considered by Morgan Stanley and by our Board of Directors for purposes of evaluating the merger. These projections reflect certain assumptions regarding our future operations and were prepared on a basis consistent with the accounting principles used in our historical financial statements.

	Financial Projections for the Years Ending December 31,
($ millions)	2010	2011	2012	2013	2014	2015
Revenue	$127	$124	$125	$133	$145	$157
Adjusted gross profit	$62	$61	$63	$63	$66	$69
Adjusted EBITDA	$16	$18	$19	$18	$18	$19
Adjusted EPS	$0.20	$0.32	$0.35	$0.30	$0.30	$0.30

The projections set forth above were prepared for internal use and not prepared with a view to public disclosure and are being included in this proxy statement only because the projections were provided to and relied upon by Morgan Stanley in performing its financial analysis for our Board of Directors, and because the projections were provided to vRad and will be provided to other potential buyers contacted or to be contacted by Morgan Stanley, acting at the instruction of our Board of Directors, during the course of our discussions and negotiations regarding potential transactions. The adjusted gross profit, adjusted EBITDA and adjusted EPS projections summarized above do not include projections for stock compensation expenses, incurred but not reported, or IBNR, medical malpractice loss reserves, or other infrequent, non-recurring or unusual expenses that have historically impacted our results of operations. It is impracticable to project such metrics and we are not able to provide a quantitative reconciliation to their nearest equivalent financial metric calculated in accordance with generally accepted accounting principles in the United States without unreasonable efforts. The projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, and our registered public accounting firm has not examined, compiled or otherwise applied procedures to the projections and accordingly assumes no responsibility for them. The projections have been prepared by, and are solely the responsibility of, our management. The inclusion of the projections in this proxy statement should not be regarded as an indication that these projections will be predictive of actual future results, and the projections should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding our ultimate performance compared to the information contained in the projections set forth above. Although presented with numerical specificity, the projections are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after the consummation of the merger. Further, the projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projections are shown to be in error. The projections are forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

Interests of Our Directors and Officers in the Merger

In considering the recommendations of the Board of Directors, you should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests are described below. Our Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and in recommending that our stockholders vote in favor of approving and adopting the merger agreement.

Advisory Arrangement with David M. Engert

In connection with the consummation of the merger, our President and Chief Executive Officer will enter into a six month Board advisory arrangement, pursuant to which Mr. Engert will provide advice and input as requested from time to time with respect to post-acquisition integration matters and the ongoing strategy, business and operations of the combined entity. In exchange for such advisory services, Mr.  Engert will receive $60,000.

Severance Payments

Pursuant to their employment contracts with us, upon termination of their employment without cause or by the executive officer for good reason, each executive officer will receive six months (12 months in the case of Messrs. Engert and Sankaran) of severance pay and reimbursement of health insurance premiums for six months (12 months in the case of Messrs. Engert and Sankaran). As such, upon consummation of the merger and following their termination of employment, the following individuals will receive the following cash payments, less any applicable withholding taxes:

Name	Salary	Health Benefits	Total
David M. Engert	$450,000	$16,000	$466,000
David M. Sankaran	$350,000	$3,000	$353,000
Timothy Myers	$200,000	$8,000	$208,000
Paul Cartee	$142,500	$8,000	$150,500

Ownership of NightHawk Stock, Stock Options and Other Equity Awards

Our directors and executive officers own NightHawk common stock and, like our other stockholders, will be entitled to receive the merger consideration for their shares. See below under the caption “Security Ownership of Certain Beneficial Owners and Management.”

In addition, our directors and executive officers hold options to purchase shares of NightHawk common stock and restricted stock units for NightHawk common stock. Like the other holders of NightHawk stock options, our directors and executive officers will be entitled to receive cash in exchange for the cancellation of their vested and currently unvested stock options pursuant to the terms of the merger agreement, less applicable withholding taxes. Like the other holders of NightHawk restricted stock units, all restrictions on restricted stock units held by our directors and officers will lapse immediately prior to the effective time of the merger and will entitle the holder to receive the merger consideration less any applicable withholding taxes.

Our directors and executive officers would receive the following amounts less any applicable withholding taxes in connection with their vested and currently unvested stock options and the lapse of restrictions on restricted stock units they hold upon consummation of the merger:

Name	Restricted Stock Units	Payment for Restricted Stock Units(1)	Number of Options	Payment for Options(2)
David M. Engert	110,000	$715,000	814,318	$2,134,500
David M. Sankaran	92,000	598,000	190,000	144,000
Timothy V. Myers	60,000	390,000	40,000	116,000
Paul E. Cartee	67,886	441,259	77,779	225,326
Charles R. Bland	62,101	403,657	69,938	0
Peter Y. Chung	62,101	403,657	97,802	177,840
David J. Brophy, Ph.D.	62,101	403,657	97,802	177,840
Jeff Terrill	56,021	364,137	0	0

(1)	The value of the restricted stock units is based on: (i) the number of restricted stock units held by such director or officer multiplied by (ii) the per share merger consideration of $6.50.
(2)	The value of the stock options is based on the difference between: (i) the per share merger consideration of $6.50 and (ii) the per share exercise price of the options.

Indemnification

The merger agreement provides that all rights to indemnification, expense advancement, and exculpation from personal liability existing in favor of our and our subsidiaries’ current directors, officers, and employees contained in our and our subsidiaries’ current charter or other organizational documents or indemnification agreements with respect to matters occurring at or before the effective time of the merger will continue. In addition, under the merger agreement vRad has agreed to cause NightHawk to prepay for directors and officers liability insurance covering a period of six years following the effective time of the merger and providing coverage that is no less favorable than NightHawk’s current directors and officers liability insurance.

Appraisal Rights

Holders of record of our common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, or DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Appendix C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

Holders of shares of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be less than, the same as, or more than the merger consideration that you are entitled to receive under the terms of the merger agreement.

Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for adoption at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of our common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Appendix C. Any NightHawk stockholder who wishes to exercise appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified in Appendix C will result in the loss of appraisal rights under the DGCL.

A holder of our common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to us, before the taking of the vote on the adoption of the merger agreement at the special meeting, a written demand for appraisal of the stockholder’s NightHawk common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of the stockholder’s shares in connection with the merger. A holder of our common stock wishing to exercise appraisal rights must be the record holder of the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock through the effective date of the merger. Accordingly, a holder of our common stock who is the record holder of our common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of our common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of our common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either vote AGAINST adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Only a holder of record of our common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of our common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if our common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising appraisal rights with respect to our common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of our common stock as to which appraisal is sought. When no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all of our common stock in brokerage accounts or other nominee forms held by such record holder. If you hold shares in brokerage accounts or other nominee form and wish to exercise appraisal rights under Section 262 of the DGCL, we urge you to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to NightHawk Radiology Holdings, Inc., 4900 N. Scottsdale Road, Scottsdale, AZ 85251, Attention: Corporate Secretary. Failure of a stockholder to make the written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement at the stockholders’ meeting will constitute a waiver of his, her or its appraisal rights.

Within 10 days after the effective date of the merger, NightHawk, or its successor, which we refer to generally as the surviving corporation, will notify each former NightHawk stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not voted in favor of the adoption of the merger agreement, of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any former NightHawk stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of our common stock that are entitled to appraisal rights. None of vRad, Merger Sub, the surviving corporation or NightHawk is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of our common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation, NightHawk, vRad or Merger Sub will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of our stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time period prescribed in Section 262 of the DGCL. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in this paragraph. We plan to issue a press release when the merger has become effective.

Within 120 days after the effective date of the merger, any former NightHawk stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of approving and adopting the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of our common stock. These statements must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former NightHawk stockholders who have demanded appraisal of their shares of NightHawk common stock and with whom agreements as to value have not been reached. After notice to such former NightHawk stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing on such petition to determine those former NightHawk stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former NightHawk stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former NightHawk stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of our common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Our stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined under Section 262 of the DGCL could be less than, the same as, or more than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of our common stock and that Morgan Stanley’s written opinion, which is attached to this proxy statement as Appendix B, addressed to the Board of Directors and dated September 26, 2010, to the effect that, as of that date and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the $6.50 per share to be received by holders of the shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders, is not an opinion as to fair value under Section 262 of the DGCL. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former NightHawk stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former NightHawk stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of our common stock entitled to appraisal.

Any holder of our common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of our common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of our common stock will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to us or the surviving corporation, as the case may be, a written withdrawal of the stockholder’s demand for appraisal. Any attempt to withdraw an appraisal demand in this manner more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the NightHawk stockholder will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Fees and Expenses

All fees and expenses incurred in connection with the consummation of the merger will be paid by the party incurring those fees and expenses.

If the merger agreement is terminated, we will, in specified circumstances, be required to reimburse vRad for its expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum of $2.4 million, and may also be required under certain circumstances to pay vRad a termination fee of up to $6.6 million (less any amount previously paid to vRad in reimbursement of vRad’s transaction expenses). See “The Merger Agreement — Termination Fee and Expenses” beginning on page 53.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This discussion is for general information only and is not tax advice. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury Regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect or are required to use the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity), taxpayers subject to the alternative minimum tax and taxpayers who will have a direct or indirect interest in vRad after the merger. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership (or other entity treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of our common stock and partners in those partnerships consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion also does not address tax consequences to holders of NightHawk stock options or potential U.S. federal estate or alternative minimum tax, or foreign, state, local or other tax consequences of the merger. All stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the U.S. federal non-income, foreign, state, local and other tax consequences of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

This discussion is confined to the tax consequences to a stockholder who or that, for U.S. federal income tax purposes, is a U.S. holder.

For U.S. federal income tax purposes, the disposition of our common stock pursuant to the merger generally will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

•	The stockholder will generally recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of our common stock pursuant to the merger.

•

The amount of capital gain or loss recognized by the stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger (other than, in the case of a dissenting stockholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the stockholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•

The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. A dissenting stockholder may be required to recognize any gain in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment in that year.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury Regulations. Non-corporate stockholders may be subject to back-up withholding at a rate of 28% (but scheduled to increase to 31% for payments made after December 31, 2010) on any cash payments they receive. Stockholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding and comply with other applicable rules and certification requirements. Certain of our stockholders will be asked to provide additional tax information in the letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing is a general discussion of certain material U.S. federal income tax consequences of the merger. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any U.S. federal non-income, foreign, state, local or other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the merger, although we may determine that additional consents from, or notifications to, governmental agencies are necessary or appropriate.

Under the Hart-Scott-Rodino Act we cannot complete the merger until we have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements. Clearance under the HSR Act, however, does not preclude the Department of Justice or the Federal Trade Commission from later challenging the merger on antitrust grounds.

In the merger agreement, the parties have agreed to use commercially reasonable efforts to make all filings with governmental authorities and obtain all governmental approvals and consents necessary to consummate the merger, subject to certain exceptions and limitations. Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are not aware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Accounting Treatment of the Merger

We expect the merger to be accounted for as a business combination for financial accounting purposes, whereby the purchase price would be allocated to our assets and liabilities based on their relative fair values as of the date of the merger in accordance with Accounting Standards Codification 805, Business Combinations.

Litigation Related to the Merger

Starting on September 28, 2010, several purported class action lawsuits have been filed on behalf of NightHawk’s stockholders in the Superior Court of Maricopa County, Arizona, docketed as Israni v. NightHawk Radiology Holdings, Inc., et al., Case No. CV2010-025059, LaLone v. NightHawk Radiology Holdings, Inc., et al., Case No. CV2010-028112, La Torre v. NightHawk Radiology Holdings, Inc., et al., Case No. CV2010-028176, Watts v. Engert, et al., Case No. CV2010-028127, and Newman v. Engert, et al., Case No. CV2010-028262. The complaints name NightHawk, each of the members of our Board of Directors certain of our officers and vRad as defendants. The lawsuits allege, among other things, that our Board of Directors breached its fiduciary duties to our stockholders by entering into the merger agreement and failing to take steps to maximize stockholder value or to engage in a fair sale process with respect to the merger. The complaints also allege that NightHawk and vRad aided and abetted the members of our Board of Directors in the alleged breach of their fiduciary duties. The plaintiffs seek relief that includes, among other things, an injunction prohibiting the consummation of the merger, and a court order declaring that the Board of Directors breached their fiduciary duties in entering into the merger agreement, providing rescission or rescissory damages to the extent the merger is already consummated, and the payment of plaintiffs’ attorneys fees and costs. We believe the lawsuits to be without merit and intend to defend against them vigorously. There can be no assurance, however, with regard to the outcome of these lawsuits.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but it may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement is a document that establishes and governs the legal relations among us, vRad, and Merger Sub with respect to the transactions described in this proxy statement.

Effective Time

The effective time of the merger will occur at the time that we file the certificate of merger with the Delaware Secretary of State on the closing date of the merger or on such later date as may be mutually agreed to by vRad, Merger Sub and us (or such later time as is provided in the certificate of merger). The closing date will occur on the second business day after all of the conditions to the consummation of the merger set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied on the closing date), or on such other date as we, Merger Sub and vRad may agree.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly-owned subsidiary of vRad will merge with and into NightHawk. The separate corporate existence of Merger Sub will cease, and NightHawk will continue as the surviving corporation and a wholly-owned subsidiary of vRad. The surviving corporation will be a privately held corporation and our current stockholders will cease to have any ownership interest in the surviving corporation or rights as our stockholders. As a result of the merger, our current stockholders will not participate in the opportunity for future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Common Stock, Stock Options and Restricted Stock

Common Stock

At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $6.50 in cash, without interest and less applicable withholding taxes, other than:

•	shares of our common stock held in our treasury immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration;

•

shares of our common stock owned by vRad, Merger Sub, or any other equity holder of vRad immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration; and

•

shares of our common stock held by stockholders who have properly perfected and not withdrawn their appraisal rights in accordance with Delaware law, which stockholders will be entitled to obtain payment of the fair value of their shares as determined in accordance with Delaware law.

After the effective time of the merger, each stock certificate representing shares of our common stock will be cancelled and each holder of record of uncertificated shares of our common stock will cease to have any rights with respect to those shares, and the holder of such certificate or uncertificated shares will have only the right to receive the merger consideration of $6.50 in cash per share, without any interest and less applicable withholding taxes.

Stock Options

Each outstanding unvested NightHawk stock option will vest in full immediately prior to the effective time of the merger. At the effective time of the merger, each outstanding NightHawk stock option not exercised prior to the merger will be cancelled and converted into the right to receive, as soon as reasonably practicable following the effective time of the merger, an amount in cash (less any applicable withholding taxes) equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of $6.50 over the exercise price per share of such option. Each outstanding option with an exercise price that equals or exceeds the $6.50 per share merger consideration will be cancelled without payment.

Restricted Sto ck Units

All restricted stock units will, as of the effective time of the merger, be cancelled and converted into the right to receive, as soon as reasonably practicable following the effective time of the merger, $6.50 per restricted stock unit, without interest and less any applicable withholding taxes, and will cease to exist.

Exchange and Payment Procedures

Wells Fargo Shareowner Services, or the paying agent, will act as the agent for payment of the merger consideration to the holders of our common stock. At or before the effective time of the merger, vRad will cause to be deposited with the paying agent for the benefit of our stockholders an amount in cash equal to the aggregate merger consideration.

Instructions with regard to the surrender of certificates formerly representing shares of our common stock or uncertificated shares of our common stock, together with the letter of transmittal to be used for that purpose, will be mailed to our stockholders by the paying agent promptly after the effective time of the merger. As soon as practicable following receipt from the stockholder of a duly executed letter of transmittal, together with (i) in the case of shares of our common stock represented by a certificate, receipt of any such certificate and (ii) in the case of shares of our common stock held in book-entry form, the receipt of an agent’s message, and any other items specified by the letter of transmittal, the paying agent will pay in cash to such stockholder an amount equal to the product of the number of shares of our common stock represented by such certificates remitted by the stockholder or agent’s message and the $6.50 per share merger consideration, without interest and less any applicable withholding tax.

No transfer of shares of our common stock will be made on the stock transfer books of the surviving corporation after the effective time of the merger. After the effective time of the merger, previous stockholders will have no rights with respect to shares of our common stock except to receive the merger consideration or statutory appraisal rights if they have properly demanded and not withdrawn or lost such rights.

After one year following the effective time of the merger, any amount remaining in the payment fund may be refunded to the surviving corporation of the merger, and any previous holders of our common stock who have not complied with the applicable provisions for payment summarized above will be entitled to payment of the merger consideration only from the surviving corporation, without interest.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

We make various representations and warranties in the merger agreement with respect to NightHawk and our subsidiaries. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities and third parties in connection with the transactions contemplated by the merger agreement;

•

our SEC filings since January 1, 2008, including the financial statements contained therein, and compliance of such reports and documents with applicable requirements of federal securities laws and regulations;

•	financial statements and internal control over financial reporting;

•	the absence of undisclosed broker’s fees;

•	the conduct of our business, and absence of certain changes or events, since January 1, 2010;

•	litigation, investigations and administrative proceedings and absence of orders, judgments or regulatory restrictions from governmental entities;

•	tax matters;

•	matters relating to employee benefit plans, and enforceability, performance and lack of defaults with respect thereto;

•	compliance will certain laws and permits;

•	matters relating to material contracts;

•	the absence of undisclosed liabilities;

•	the inapplicability of anti-takeover statutes to the merger and the other transactions contemplated by the merger agreement;

•	the accuracy and completeness of this proxy statement and its compliance with applicable laws;

•	real property and personal property;

•	insurance;

•	environmental laws and regulations;

•	intellectual property;

•	employment and labor matters;

•	the business practices of NightHawk and our subsidiaries; and

•	the receipt by NightHawk of a fairness opinion from Morgan Stanley.

Many of our representations and warranties are qualified by the absence of a material adverse effect on NightHawk, which means, for purposes of the merger agreement, any change, effect, event, circumstance, condition, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the business, results of operations or financial condition of NightHawk and our subsidiaries taken as a whole or (ii) our ability to consummate the transactions contemplated by the merger agreement on a timely basis, subject to a number of exceptions.

vRad and Merger Sub make various representations and warranties in the merger agreement with respect to vRad and Merger Sub. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

the absence of third party consents and any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the absence of litigation and administrative proceedings and absence of orders, judgments or regulatory restrictions from governmental entities;

•	the absence of broker’s fees;

•	the accuracy and completeness of information supplied for inclusion or incorporation by reference in this proxy statement;

•	the lack of operations of Merger Sub;

•	financing relating to their consummation of the merger;

•	lack of ownership of our common stock and the absence of vRad or Merger Sub’s status as an interested stockholder under the Delaware anti-takeover statute;

•	that no approval of the stockholders of vRad is required to approve the merger agreement or the merger; and

•	based upon certain assumptions, the solvency of NightHawk as of the effective time of the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger. The assertions embodied in the representations and warranties may not accurately characterize the current actual state of facts with respect to vRad, Merger Sub and us because they were made as of specific dates and are subject to important exceptions, limitations, and qualifications, including qualification by information contained in the confidential disclosure schedule that the we provided to vRad and Merger Sub in connection with signing the merger agreement. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to disclosures to stockholders under securities laws and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Accordingly, you should not rely on the representations and warranties contained in the merger agreement as characterizations of the actual state of facts at the time they were made or otherwise.

Conduct of Our Business Pending the Merger

We have undertaken certain customary covenants that place restrictions on us and our subsidiaries until the effective time of the merger. From the date of the merger agreement until the effective time of the merger, we have agreed to (and to cause our subsidiaries to) conduct our business in the ordinary course of business consistent with past practices and to use commercially reasonable efforts to preserve our business organization and goodwill, keep available the services of our employees, consultants, independent contractors and officers, and maintain our existing relations with vendors, suppliers, dealers, distributors, customers, and other third parties having business dealings with us.

In addition, we have agreed, with certain limited exceptions, not to do (and not to permit our subsidiaries to do) any of the following, except as expressly contemplated by the merger agreement or agreed to in writing by vRad, which consent shall not be unreasonably withheld, delayed or conditioned:

•	take any action to amend our certificate of incorporation or bylaws or other governing instruments;

•

issue, sell or otherwise dispose of any of our authorized but unissued capital stock other than in connection with the exercise of a stock option or upon vesting of a restricted stock unit, or issue any option to acquire our capital stock, or any securities convertible into or exchangeable for our capital stock or split, combine or reclassify any shares of our capital stock, or create any phantom stock, stock appreciation rights plan or similar plan;

•	declare or pay any dividend or make any other distribution in cash or property on any capital stock;

•	merge or consolidate with or into any third party;

•	sell or otherwise dispose of or encumber any of our properties or assets other than in the ordinary course of business;

•	create any subsidiary, acquire any capital stock or other equity securities of any third party or acquire any equity or ownership interest in any business or entity;

•

create, incur or assume any indebtedness for borrowed money or secured by real or personal property, except for trade payables incurred in the ordinary course of business or grant or incur any liens on any real or personal property except in the ordinary course of business;

•

write-off any guaranteed checks, notes or accounts receivable other than in the ordinary course of business, or write-down the value of any asset or investment on our books or records except for depreciation and amortization in the ordinary course of business;

•

make any commitment for any capital expenditure in excess of $100,000 in the case of any single expenditure or $150,000 in the case of all capital expenditures except with respect to any capitalized internal software development;

•

enter into any contract or agreement, except those that are entered into in the ordinary course of business and involve an expenditure of less than $100,000 for any such contract or agreement or that are cancelable without premium or penalty on not more than 30 days’ notice;

•

increase in any manner the compensation of or change the metrics for determining the compensation of (including bonus), or fringe benefits of, or enter into any new, or terminate or modify any existing, bonus, severance or incentive agreement or arrangement with, any of our current or former officers, directors, management-level employees or affiliated radiologists, or hire or fire any officers or management level employees;

•	establish, adopt, enter into, materially amend, or terminate any employee benefit plan or any plan or similar arrangement;

•

fail to perform our material obligations under, or default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a material default under, certain contracts or enter into, assume or amend certain contracts;

•	fail to maintain in full force and effect policies of insurance comparable in amount and scope to those we currently maintain;

•

make or change any material tax election, settle or compromise any material tax claim or assessment, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, waive or extend the limitation period applicable to any material tax liability or assessment (other than pursuant to extensions or time to file tax returns obtained in the ordinary course of business), enter into any closing agreement with respect to a material amount of taxes or surrender any right to claim a refund of a material amount of taxes; or

•	enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described above.

Acquisition Proposals by Third Parties

During the go-shop period starting on September 26, 2010 and ending at 12:01 a.m., New York time on October 26, 2010, we may:

•	solicit, initiate and encourage acquisition proposals;

•	provide access to non-public information pursuant to a confidentiality agreement no less favorable to us than our confidentiality agreement with vRad; and

•

enter into, engage and maintain discussions with respect to an acquisition proposal or otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations.

After 12:01 a.m., on October 26, 2010 until the earlier of the effective time of the merger or the termination of the merger agreement, we have agreed that neither we nor any of our subsidiaries, officers, directors, financial advisors, representatives or agents will, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage any acquisition proposals;

•	participate or engage in discussions with any third party with respect to an acquisition proposal; or

•	enter into any agreement (whether or not binding) or agreement in principle with respect to an acquisition proposal.

However, notwithstanding the foregoing, (1) the restrictions set forth above will not apply during the 25-day period ending on 12:01 a.m. New York time on November 20, 2010 to a party we have identified as an excluded party and (2) before the adoption of the merger agreement at the special meeting, we may, in response to a bona fide written acquisition proposal that was not solicited by us or any of our representatives in violation of the restrictions described above, furnish non-public information (pursuant to a confidentiality agreement no less favorable to us than our confidentiality agreement with vRad) and enter into discussions and negotiations with, a third party in connection with an acquisition proposal and approve or recommend such proposal if:

•

our Board of Directors determines in good faith (after consultation with its financial and legal advisors) that the acquisition proposal constitutes, or is reasonably likely to result in, a “superior proposal”; and

•	failure to take such action is inconsistent with our directors’ fiduciary duties under applicable law.

The merger agreement defines an acquisition proposal as any inquiry, proposal or offer relating to (i) the acquisition, in any single transaction or series of related transactions, of more than 20% of the outstanding shares of capital stock or any other voting securities of NightHawk, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any third party acquiring 20% or more of the fair market value of the assets of NightHawk and our subsidiaries, taken as a whole, or (iii) any other transaction which would result in a third party 20% or more of the fair market value of the assets of NightHawk and our subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise). We are required to keep vRad reasonably informed of any material developments, discussions or negotiations regarding any acquisition proposal within 24 hours and notify vRad of the status of such acquisition proposal.

The merger agreement defines a superior proposal as an all cash acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 50%) on terms which our Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel and consideration of all terms and conditions of such acquisition proposal, including the conditionality and the timing and likelihood of consummation of such acquisition proposal) to be more favorable to our stockholders, including from a financial point of view, than those set forth in the merger agreement or the terms of any other proposal or revised proposal made by vRad in response to such an acquisition proposal.

The merger agreement defines an excluded party as any person or group from whom our Board of Directors has received an acquisition proposal prior to 12:01 a.m. New York time, on October 26, 2010, and our Board of Directors has determined in good faith (after consultation with its financial and legal advisors) that the acquisition proposal constitutes, or is reasonably likely to lead to a superior proposal and which has not been rejected or withdrawn prior to 12:01 a.m., New York time, on October 26, 2010. An excluded party ceases to be an excluded party under the merger agreement immediately at such time as such excluded party’s acquisition proposal is withdrawn, terminated, expired or no longer constitutes, or would reasonably be expected to lead to, a superior proposal.

Our Board of Directors may (i) make a company recommendation change, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal, (iii) enter into any agreement with respect to an acquisition proposal, or (iv) take any other action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or otherwise take any action inconsistent with the company recommendation, only if:

•	our Board of Directors determines in good faith (after consultation with its financial and legal advisors) that the acquisition proposal constitutes a superior proposal;

•	such action is required by our directors’ fiduciary duties under applicable law; and

•

neither we nor any of our subsidiaries, directors, officers, financial advisors, representatives, or agents has violated the restrictions in the merger agreement regarding third party acquisition proposals.

A company recommendation change, as defined in the merger agreement, occurs if our Board of Directors withdraws, modifies or changes, in a manner adverse to vRad, the company recommendation that our stockholders adopt the merger agreement. If such company recommendation change is not in response to a superior proposal, it may only be made if directly related to an event, fact, circumstance, development or occurrence that affects the assets or operations of NightHawk that was unknown to our Board of Directors as of the date of the merger agreement and becomes known to it prior to obtaining stockholder approval of the merger agreement.

The merger agreement also requires that we provide written vRad notice to vRad at least four business days before our board takes any of the actions described in the foregoing paragraph, and that we discuss such change of recommendation with vRad. The notice must describe the basis for the Board of Directors’ action and the material terms of the proposal. In addition, during the four-business-day period after delivery of the notice we must provide vRad with an opportunity to submit an amended acquisition proposal to our Board of Directors and must discuss with vRad, to the extent vRad wishes to discuss, any proposed changes to the merger agreement. If any material revisions are made to the third party acquisition proposal, we are required to provide vRad with a new notice and opportunity to amend the merger agreement. Moreover, if we terminate the merger agreement to enter into an agreement with respect to a superior proposal, we must pay the termination fee described below under the caption “The Merger Agreement — Termination Fee and Expenses.”

Stockholders’ Meeting

The merger agreement requires us to duly call, give notice of and hold a meeting of our stockholders for the purpose of voting upon the adoption of the merger agreement promptly following the first mailing of this proxy statement. Subject to certain fiduciary obligations of our directors, our Board of Directors is required to recommend that our stockholders vote in favor of the adoption of the merger agreement at the stockholders’ meeting. Until our Board of Directors withdraws or modifies its recommendation in favor of the adoption of the merger agreement, we are required to use commercially reasonable efforts to solicit the number of votes needed for adoption of the merger agreement. Under the merger agreement, we are required to submit the merger agreement to our stockholders even if our Board of Directors withdraws or modifies its recommendation in favor of the merger, unless the merger agreement is validly terminated pursuant to its terms.

Indemnification of Directors and Officers; Insurance

The merger agreement provides that vRad will indemnify and hold harmless to the fullest extent permitted under Delaware law all who served as directors, officers of ours and our subsidiaries prior to the effective time of the merger in connection with any threatened or pending claim and all judgments, fines, penalties, or amounts paid in settlement resulting from such claim. In addition, vRad will advance expenses incurred in connection with the defense of such claim. The merger agreement further provides that vRad will keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of the agreement all rights to indemnification and exculpation from personal liability existing in favor of any of our or our subsidiaries’ present or former directors or officers as provided in the applicable charter or organizational documents or any other agreement as in effect on the date of the merger agreement.

The merger agreement also requires vRad to cause, at vRad’s option, us or the surviving corporation to purchase “tail” insurance coverage that provides coverage for a period of six years after the consummation of the merger and that is no less favorable in amount and terms and conditions of coverage than our existing directors and officers liability insurance programs.

Financi ng

We have agreed to cooperate with vRad in obtaining one or more debt or equity financings to finance its obligations under the merger agreement. This includes using commercially reasonable efforts reasonably requested by vRad, including:

•	participating in marketing efforts, drafting sessions, presentations, road shows, due diligence sessions and rating agency presentations;

•	assisting vRad in its preparation of rating agency presentations, bank books, confidential offering memoranda or similar documents;

•	delivering to vRad information reasonably requested by vRad, including financial information;

•	facilitating the pledge and perfections of liens and providing guarantees to support the financing;

•	obtaining accountant consent letters, legal opinions, surveys, title insurance and landlord estoppel letters;

•	arranging for customary payoff letters, lien terminations and other instruments to discharge debt;

•	permitting any cash and marketable securities that can be made available to pay a portion of the purchase price to be made so available; and

•	assisting in the preparation of and entering into one or more credit agreements, currency or interest hedging agreements.

vRad’s obligation to consummate the merger is not conditioned on the receipt of any financing.

Specific Performance

NightHawk, vRad and Merger Sub are each entitled to seek an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other legal or equitable remedy to which they are entitled, subject to the limitations and requirements set forth in the merger agreement.

Additional Agreements

Mutual Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, NightHawk, vRad and Merger Sub have agreed to take the following actions:

•	to consult with the other parties to the merger agreement in the preparation and dissemination of any public announcements relating to the merger; and

•

to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement.

Agreements Regarding Regulatory Compliance

In addition to the other mutual agreements set forth above, NightHawk, vRad and Merger Sub have agreed to take or refrain from taking certain actions in order to obtain, and to cooperate with the other party to obtain, any consent, authorization, order or approval of, or any exemption by, any governmental entity or other third party which is required to be obtained in order to consummate the transactions contemplated by the merger agreement. In particular, the parties have agreed that:

•

no later than October 8, 2010, each party will file all necessary documentation required to obtain requisite approvals or termination of applicable waiting periods for the transactions contemplated by the merger agreement under the HSR Act;

•	each party will use commercially reasonable efforts to substantially comply as promptly as practicable with any request received for additional information under the HSR Act;

•	vRad will not enter into any agreement with any governmental entity that extends or tolls the waiting period under the HSR Act without our written consent;

•

vRad will, if and to the extent necessary to obtain all requisite approval under the HSR Act, use its commercially reasonable efforts to promptly agree, subject to the consummation of the merger, to any sale, divestiture, or other disposition of any business line or asset of ours, other than:

•	businesses, product lines or assets that accounted for more $2,000,000 of the EBITDA of us and vRad, on a combined basis, for the most recently completed four consecutive fiscal quarters;

•	businesses, product lines or assets that accounted for more than $2,000,000 of the projected EBITDA of us and vRad, on a combined basis;

•

businesses, product lines or assets that would reasonably be expected to materially impair vRad’s ability to achieve the overall benefits expected to be realized from the consummation of the merger; or

•

licenses of any inventions, know-how, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, domain names, trade secrets and other similar rights of ours or our subsidiaries or vRad or its subsidiaries.

NightHawk Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, we have agreed to take the following actions:

•	to file a preliminary proxy statement within ten days of signing the merger agreement;

•	to provide vRad and it agents and representatives access to certain information and personnel; and

•

to use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of our or our subsidiaries’ agreements, contracts, licenses or leases in connection with the merger.

vRad and Merger Sub Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, vRad and Merger Sub have agreed to take, or refrain from taking, the following actions:

•

to provide our employees who continue as employees following the merger and who become eligible to participate in welfare plans and other employee benefit plans with credit for prior service, a waiver of exclusions for pre-existing conditions, a waiver of any waiting period, and credit for any prior co-payments, deductibles and out-of-pocket expenses for the remainder of the coverage period during which any transfer of coverage occurs; and

•	not to acquire, directly or indirectly, any beneficial interest in shares of our common stock, except as contemplated in connection with the merger.

Conditions to the Merger

Conditions of NightHawk, vRad and Merger Sub

The obligations of each party to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act and other regulatory clearances in other relevant jurisdictions shall have been obtained; and

•	absence of any law rendering the merger illegal in the United States or in any state or an injunction by a governmental entity in the United State prohibiting the merger.

Conditions of NightHawk

The obligations of NightHawk to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•

the representations and warranties of vRad and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger subject to the material adverse effect standard contained in the merger agreement and we shall have received a certificate from vRad to this effect;

•

vRad and Merger Sub must have performed in all material respects all of their obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger and we shall have received a certificate from vRad to this effect; and

•

our payment obligations under our existing credit agreement, other than indemnification obligations and other contingent liabilities that survive repayment of the loans under the credit agreement, shall have been paid in full.

Conditions of vRad and Merger Sub

The obligations of vRad and Merger Sub to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•

our representations and warranties set forth in the merger agreement regarding corporate organization, authority to consummate the transactions contemplated by the merger agreement and absence of undisclosed broker’s fees being true and correct as of the date of the merger agreement and as of the closing date of the merger, and our other representations and warranties set forth in the merger agreement being true and correct (other than a failure of our capitalization representation and warranty to be true and correct by a such amount which would not result in a greater than $0.19 adjustment to the aggregate merger consideration) as of the date of the merger agreement and as of the closing date of the merger subject to the material adverse effect standard contained in the merger agreement and we shall have provided a certificate to vRad to this effect; and

•

we must have performed in all material respects all of our obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger and we shall have provided a certificate to vRad to this effect; and

•

since December 31, 2009 and except as otherwise specifically disclosed to vRad prior to the date of the merger agreement, there must be no change, effect, event, condition, circumstance, development or occurrence that has had or would be reasonably likely to have a material adverse effect (as set forth in the merger agreement) on us.

Termination

Termination by Mutual Consent

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by our stockholders, by the mutual written consent of NightHawk and vRad.

Termination by NightHawk or vRad

NightHawk or vRad may terminate the merger agreement, without the consent of the other, in the event of any of the following:

•

any governmental entity shall have enacted a law making the merger illegal in the United States or in any state or formally issued a permanent, final and non-appealable injunction, ruling or decree that prohibits the merger in the United States or in any state, as long as the terminating party has not initiated any proceeding or taken any action in support of such proceeding;

•	our stockholders fail to adopt the merger agreement by the required vote at the stockholders’ meeting; or

•

the merger has not been consummated prior to January 26, 2011, provided that (1) this right to terminate is not available to a party whose material breach of the merger agreement is the cause of, or resulted in, the failure of the merger to have been consummated on or before that date and (2) such date may be extended to March 25, 2011 by either party if the waiting period under the HSR Act shall not have expired or been terminated or all regulatory clearances in any relevant jurisdictions shall have been obtained by January 26, 2011 and the other conditions to the merger have been satisfied.

Termination by vRad

vRad may terminate the merger agreement, without our consent, in the event of any of the following:

•	our Board of Directors or any committee of our board makes an adverse recommendation change regarding the merger agreement or the merger;

•	we intentionally and materially breach our non-solicitation covenants with respect to alternative acquisition proposals or covenants related to the stockholders’ vote; or

•

if there shall have been any breach of any representation or warranty, or any such representation or warranty of NightHawk shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of NightHawk, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by NightHawk of written notice from vRad.

Termination by NightHawk

We may terminate the merger agreement if there shall have been any breach of any representation or warranty of vRad or Merger Sub, or any such representation or warranty of vRad or Merger Sub shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of vRad or the Merger Sub, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by vRad of written notice from us. In addition, we may terminate the merger agreement to accept a superior proposal so long as we have complied with the requirements in the merger agreement relating to third party acquisition proposals, as described above under the caption “The Merger Agreement—Acquisition Proposals by Third Parties,” and have paid the termination fee described below.

Effect of Termination

If the merger agreement is terminated as described above, no party to the merger agreement will have any liability or further obligation under the agreement except with respect to:

•	any intentional and material breach of the merger agreement;

•	the requirement to comply with the separate confidentiality agreement between NightHawk and vRad and certain other provisions of the merger agreement; and

•	the obligation, if applicable, to pay the termination fee and expense reimbursement described below.

Termination Fee and Expenses

If we terminate the merger agreement to enter into a definitive agreement to consummate a superior proposal prior to October 27, 2010, or enter into a definitive agreement constituting a superior proposal with a party we have identified as an excluded party prior to November 20, 2010, and we have complied in all material respects with the covenant regarding non-solicitation with respect to that proposal, we must pay a termination fee of $3.7 million to vRad.

Except as set forth above, we are otherwise obligated to pay vRad a termination fee of $6.6 million if we terminate the merger agreement in order to accept a superior proposal. We also are obligated to pay vRad a termination fee of $6.6 million if any of the following occur and within one year after termination of the merger agreement we consummate a third party acquisition or enter into an agreement with respect to an acquisition by a third party:

•	the merger agreement is terminated because our stockholders fail to adopt the merger agreement;

•

the merger agreement is terminated by vRad because (i) our Board of Directors makes a recommendation change or (ii) we solicit, initiate or encourage a third party acquisition proposal in violation of the merger agreement;

•	the merger agreement is terminated because the merger has not been consummated prior to January 26, 2011 (March 25, 2011 under certain circumstances); or

•

the merger agreement is terminated by vRad because there has been any breach of any representation or warranty of NightHawk, or any such representation or warranty of NightHawk shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of NightHawk, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by NightHawk of written notice from vRad.

We are obligated to reimburse vRad for up to $2.4 million of its documented, out-of-pocket expenses in the event that the merger agreement is terminated because our stockholders fail to adopt the merger agreement or because the merger agreement is terminated by vRad because we have breached any representation or warranty, or any such representation or warranty of ours shall have become untrue and incapable of being cured prior to the effective time of the merger, or any breach of any covenant or agreement of ours, such that a condition to our obligation to close would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after our receipt of written notice from vRad.

Amendment and W aiver

The merger agreement may be amended by the parties at any time before or after adoption by our stockholders of the matters presented in connection with the merger by an instrument signed by each party. However, after adoption by our stockholders of the matters presented in connection with the merger, no amendment may be made without the adoption of our stockholders if such adoption would be required by law.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is listed on the Nasdaq Global Market under the symbol “NHWK.” The following table shows, for the periods indicated, the reported high and low closing sale prices per share of our common stock on the Nasdaq Global Market:

Fiscal Year Ended December 31, 2008	High	Low
First Quarter	$20.61	$8.87
Second Quarter	$9.49	$7.08
Third Quarter	$9.41	$6.69
Fourth Quarter	$6.99	$2.33

Fiscal Year Ended December 31, 2009	High	Low
First Quarter	$5.16	$2.22
Second Quarter	$4.44	$2.64
Third Quarter	$7.68	$3.65
Fourth Quarter	$7.21	$4.20

Fiscal Year Ending December 31, 2010	High	Low
First Quarter	$4.60	$2.97
Second Quarter	$3.88	$2.41
Third Quarter	$6.39	$2.25
Fourth Quarter (through October , 2010)	$	$

On September 24, 2010, the last full day of trading prior to the announcement of the execution of the merger agreement, the reported closing price on Nasdaq for our common stock was $3.25 per share. On [                    ], 2010, the last full day of trading prior to the date of the first mailing of this proxy statement, the reported closing price on Nasdaq for our common stock was $[            ] per share. Stockholders should obtain a current market quotation for the common stock before making any decision with respect to the merger. As of September 26, 2010, there were 23,776,617 shares of our common stock held and approximately [            ] stockholders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to readily estimate the total number of stockholders represented by these record holders.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings to fund the operation, development and expansion of our business and we do not expect to pay any dividends in the foreseeable future. Under the terms of the merger agreement, we are not permitted to declare or pay dividends without vRad’s prior consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information regarding the beneficial ownership of our common stock as of September 26, 2010 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our common stock;

•	each member of our Board of Directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules include shares of common stock issuable pursuant to the exercise of stock options or warrants or conversion of convertible notes that are either immediately exercisable or convertible or exercisable or convertible within 60 days of September 26, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and dispositive authority with respect to all shares shown as beneficially owned by them.

The number of shares owned and percentage of ownership in the following table is based on 23,776,617 shares of common stock outstanding on September 26, 2010.

Except as otherwise indicated below, the address for each stockholder listed below is c/o NightHawk Radiology Holdings, Inc., 4900 N. Scottsdale Road, 6th Floor, Scottsdale, AZ 85251.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
5% or More Stockholders:
Quaker Capital Management Corp (1) 601 Technology Drive, Ste. 310 Canonsburg, PA 15317	1,861,863	7.9%
Stelliam Investment Management LP. (2) 31 West 52 Street, 16th Floor New York, New York 10019	1,775,000	7.5%
Transamerica Investment Management, LLC (3) 11111 Santa Monica Blvd., Ste. 820 Los Angeles, CA 90025	1,382,062	5.9%
Paradigm Capital Management, Inc. (4) 9 Elk Street Albany, NY 12207	1,248,400	5.3%
Directors and Executive Officers:
Charles R. Bland (5)	76,044	*
David J. Brophy (6)	107,071	*
Paul E. Cartee (7)	51,584	*
Peter Y. Chung (8)	102,908	*
David M. Engert (9)	448,598	1.9%
Timothy V. Myers (10)	24,728	*
David M. Sankaran (11)	167,283	*
Jeff Terrill (12)	8,674	*
All directors and executive officers as a group (8 persons)	986,890	4.0%

*	Less than one percent

(1)	Based solely on a Schedule 13G filed by Quaker Capital Management Corp with the Securities and Exchange Commission on February 16, 2010.
(2)	Based solely on a Schedule 13G filed by Stelliam Investment Management LP. with the Securities and Exchange Commission on June 17, 2010.
(3)	Based solely on a Schedule 13G filed by Transamerica Investment Management, LLC. with the Securities and Exchange Commission on February 12, 2010.
(4)	Based solely on a Schedule 13G filed by Paradigm Capital Management, Inc. with the Securities and Exchange Commission on February 12, 2010.
(5)	Includes 13,806 shares held by Mr. Bland and options exercisable for 62,238 shares of common stock within 60 days of September 26, 2010.
(6)	Includes 15,969 shares held by Mr. Brophy and options exercisable for 91,102 shares of common stock within 60 days of September 26, 2010.
(7)	Includes 8,806 shares held by Mr. Cartee and options exercisable for 42,778 shares of common stock within 60 days of September 26, 2010.
(8)	Includes 11,806 shares held by Mr. Chung and options exercisable for 91,102 shares of common stock within 60 days of September 26, 2010.
(9)	Includes 20,000 shares held by Mr. Engert and options exercisable for 428,598 shares of common stock within 60 days of September 26, 2010.
(10)	Includes 9,728 shares held by Mr. Myers and options exercisable for 15,000 shares of common stock within 60 days of September 26, 2010.
(11)	Includes 16,450 shares held by Mr. Sankaran and options exercisable for 150,833 shares of common stock within 60 days of September 26, 2010.
(12)	Includes 8,674 shares held by Mr. Terrill as of September 26, 2010.

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING,

IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement. If our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted against adoption of the merger agreement.

The approval of a majority of the votes cast is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies. Accordingly, abstentions will have no impact on the outcome of this proposal. Proxy cards submitted by registered stockholders without voting instructions will be voted “FOR” approval of adjournment of the special meeting to solicit additional proxies. Stockholders who hold their shares in street name and do not give instructions to their bank or brokerage firm will not be considered present at the special meeting, but the failure to provide instructions will have no effect on the outcome of this proposal.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Pursuant to Article II, Section 3 of our Amended and Restated Bylaws, as amended, no business may be transacted at the special meeting other than that stated in this notice.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings, and any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below. Subject to consummation of the merger, we do not intend to conduct any further annual meetings of stockholders.

If the merger is not consummated, in order for a stockholder proposal to be considered for inclusion in the proxy materials for the 2011 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices no later than the close of business on November 20, 2010. Any stockholder proposals intended to be presented in our proxy materials must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other stockholder proposals to be presented at the 2011 Annual Meeting must be given in writing to our secretary at our corporate headquarters, and must be received no later than November 20, 2010. The proposal must contain specific information required by Article II, Section 4 of our Amended and Restated Bylaws, a copy of which may be obtained by writing to our secretary or accessing our public filings with the SEC at www.sec.gov. If a proposal is not timely and properly made in accordance with all necessary procedures, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may vote on such matter in their discretion.

In accordance with our Amended and Restated Bylaws, stockholders of record may separately propose nominees for consideration by at our annual meeting of stockholders only after providing timely written notice to our secretary. In order to be timely for the 2011 Annual Meeting, the notice must be received at our corporate headquarters no later than November 20, 2011 and must include in each case the information requiredunder our amended and restated bylaws and pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

HOUSEHOLDING

The SEC rules governing delivery of certain corporate documents to our stockholders state that we may deliver one copy of a proxy statement, annual report or prospectus to an address shared by two or more stockholders. This “householding” of materials provides us with a significant cost savings. We have therefore provided one copy of this proxy statement to each address, unless we have received explicit instructions to provide more than one copy. Once you have received notice from your bank or brokerage firm that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of either document and wish to receive only one, please notify your bank or brokerage firm. We will deliver promptly upon written or oral request a separate copy of our proxy statement to a stockholder at a shared address to which a single copy was delivered. For copies of this proxy statement, stockholders should write to Investor Relations, NightHawk Radiology Holdings, Inc., 4900 N. Scottsdale Road, Scottsdale, AZ 85251, (480) 822-4000.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. at prescribed rates. You can contact the SEC at 1-800-SEC-0330 for additional information about these facilities. The SEC maintains a web site that contains reports, proxy and information statements and other information filed with the SEC. This web site can be accessed at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this proxy statement:

1. Our Annual Report on Form 10-K for the year ended December 31, 2009;

2. Our Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2010; and

3. Our Current Reports on Form 8-K filed with the SEC on February 26, May 5, May 6, June 16, July 6, September 9 and September 27, 2010.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to final adjournment of the special meeting.

Documents incorporated by reference, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement) are available without charge to stockholders upon written or oral request to Investor Relations, NightHawk Radiology Holdings, Inc., 4900 N. Scottsdale Road, Scottsdale, AZ 85251, (480) 822-4000.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this proxy statement. This proxy statement is dated [                    ], 2010. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

VIRTUAL RADIOLOGIC CORPORATION,

EAGLE MERGER SUB CORPORATION

and

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

September 26, 2010

A-i

(continued)

A-ii

(continued)

A-iii

Execution Copy

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 26, 2010, is by and among Virtual Radiologic Corporation, a Delaware corporation (“Parent”), Eagle Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and NightHawk Radiology Holdings, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is advisable, fair and in the best interests of the Stockholders, (ii) adopted and approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and (iii) recommended that the Stockholders adopt this Agreement;

WHEREAS, the Board of Directors of Parent, as the sole stockholder of Merger Sub, and the Board of Directors of Merger Sub, have adopted and approved this Agreement, the Merger and the transactions contemplated by this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York, New York time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in ARTICLE VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions on the Closing Date), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed to in writing by the parties hereto. For the purposes of this Agreement, “Business Day” shall mean each day other than a Saturday, Sunday or any other day when commercial banks in New York, New York are authorized or required by Law to close.

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall prepare and execute a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL, and the Surviving Corporation shall file the same with the

Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

SECTION 1.04 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable Laws of the State of Delaware. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

SECTION 1.05 Certificate of Incorporation and Bylaws.

(a) Subject to the requirements of Section 5.09, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read as the certificate of incorporation of Merger Sub, except that the name of the Surviving Corporation shall not be amended and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) Subject to the requirements of Section 5.09, at the Effective Time, the bylaws of the Company as the Surviving Corporation shall be amended and restated in the Merger to conform in their entirety to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that all references to “Eagle Merger Sub Corporation” in the bylaws of the Surviving Corporation shall be changed to refer to “NightHawk Radiology Holdings, Inc.”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

SECTION 1.06 Directors. The parties hereto shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and the bylaws.

SECTION 1.07 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and the bylaws.

ARTICLE II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Cancellation of Parent and Merger Sub Owned Company Common Stock; Treasury Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or by any holder of outstanding equity of Parent or by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (not including, however, those shares of Company Common Stock canceled pursuant to Section 2.01(a) and Dissenting Shares) shall be converted into and become the right to receive an amount in cash, without interest, equal to $6.50 (the “Merger Consideration”). All shares of Company Common Stock that have been converted in the Merger into the right to receive the Merger Consideration shall be automatically canceled and shall cease to exist, and the holders of Certificates which immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such shares other than the right to receive the Merger Consideration in accordance with Section 2.02 of this Agreement.

(c) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.

(d) Stock Options and Restricted Stock Units.

(i) As of the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Date shall be accelerated in full so that it becomes fully vested as of the Effective Time and shall without any action on the part of any holder of any Company Stock Option (an “Optionholder”) be canceled and converted into the right to receive as soon as reasonably practicable following the Effective Time a cash payment (without interest) with respect thereto equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option and (B) the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (collectively, the “Option Consideration”). (For the avoidance of doubt, each Company Stock Option with an exercise price at or above the Merger Consideration shall be canceled without any right to receive any consideration therefor.) The Option Consideration shall be reduced by any withholding or other Taxes that may be due as a result of the transactions contemplated by this Section 2.01.

(ii) As of the Effective Time, each restricted stock unit (each, a “Company Restricted Stock Unit”) granted and then outstanding under the Company Stock Plans shall, without any action on the part of the holder of any Company Restricted Stock Unit (a “Restricted Stock Unitholder”), be converted into the right to receive, as soon as reasonably practicable following the Effective Time, a cash payment (without interest) with respect thereto equal to the Merger Consideration that the holder would have been entitled to receive had such Company Restricted Stock Unit vested in full and settled immediately prior to the Effective Time (the “Restricted Stock Unit Consideration”), less any applicable withholding Taxes, and when so converted will be automatically cancelled and will cease to exist.

(iii) The Board of Directors of the Company (the “Company Board”) or compensation committee of the Company Board shall make such amendments and adjustments to, make such determinations with respect to, and cause to be taken such actions with respect to, the Company Stock Options and Company Restricted Stock Units as are necessary and legally permissible to implement the provisions of this Section 2.01(d).

SECTION 2.02 Payment Procedures.

(a) Payment of Merger Consideration. Prior to the Effective Time, Parent shall (i) deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) in a separate fund (the “Exchange Fund”), for the benefit of the holders of certificates or evidence of shares in book-entry form which immediately prior to the Effective Time evidence shares of Company Common Stock (each a “Certificate”) an amount in cash sufficient to pay the aggregate Merger Consideration and (ii) instruct the Paying Agent to timely pay the Merger Consideration in accordance with this Agreement. The Merger Consideration deposited with the Paying Agent pursuant to this Section 2.02 shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investment or any payment of earnings from any such investment shall not delay the receipt by the holders of record of the Certificates of the Merger Consideration or otherwise impair such holders’ rights hereunder. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to the Surviving Corporation. In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Company Common Stock and (ii) applied promptly to making the payments provided for in Section 2.01. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) No Further Ownership Rights in Company Common Stock; Transfer Books. The Merger Consideration paid by the Paying Agent in accordance with the terms of this Section 2.02 upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in Section 2.03.

(c) Payment of Option Consideration and Restricted Stock Unit Consideration. Promptly following the Effective Time, but in no event more than one (1) Business Day following the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, with the Surviving Corporation, cash in an aggregate amount, together with any cash in the Company’s bank accounts immediately prior to the Closing, equal to (A) the aggregate Option Consideration payable to all Optionholders pursuant to Section 2.01(d)(i) (the “Option Fund”) and (B) the aggregate Restricted Stock Unit Consideration payable to all holders of Restricted Stock Units pursuant to Section 2.01(d)(ii) (the “Restricted Stock Unit Fund”). The Option Fund and the Restricted Stock Unit Fund shall not be used for any other purpose except as provided in this Agreement.

SECTION 2.03 Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such former holder has the right to receive pursuant to the provisions of Section 2.01(b), in each case, in respect of the Certificate surrendered pursuant to the provisions of this Section 2.03, and the Certificate so surrendered shall forthwith be canceled.

(b) If payment of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Paying Agent in advance any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to any Person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(c) Any portion of the Exchange Fund that remains unclaimed by the Stockholders for one (1) year after the Effective Time shall be paid, at the request of Parent, to Parent. Any Stockholder who has not theretofore complied with this Section 2.03 or shall thereafter look only to Parent for payment of the Merger Consideration payable in respect of each share of Company Common Stock held by such Person at the

Effective Time as determined pursuant to this Agreement, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent, Merger Sub or any other Person shall be liable to any former Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(e) Parent, Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock, Company Stock Options or Company Restricted Stock Units such amounts as Parent, or any Affiliate thereof, Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payments under the Code or any applicable provision of U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are properly withheld by Parent, Surviving Corporation or the Paying Agent, (i) Parent, Surviving Corporation or the Paying Agent will promptly pay such withheld amounts to the appropriate taxing authority, and (ii) such withheld and properly remitted amounts will be treated for all purposes of this Agreement as having been paid to the Stockholder, Optionholder or Restricted Stock Unitholder in respect of whom such deduction and withholding were made by Parent, Surviving Corporation or the Paying Agent.

SECTION 2.04 Adjustments.

(a) Without limiting the other provisions of this Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

(b) If as of the Effective Time the aggregate of the number of shares of Company Common Stock (i) outstanding, (ii) subject to Company Stock Options and (iii) subject to Restricted Stock Unit awards (the “Effective Time Capitalization”) exceeds 101% of the number shares of Company Common Stock set forth in the second sentence of Section 3.02(a) (the “Capitalization Adjustment Materiality Threshold”), then Parent may reduce the Merger Consideration by an amount not to exceed:

(1) the product of (I) the Effective Time Capitalization minus the Capitalization Adjustment Materiality Threshold multiplied by (II) the Merger Consideration divided by

(2) the Effective Time Capitalization

(such reduction in the Merger Consideration, a “Capitalization Adjustment”).

The Company Board shall not effect a Company Recommendation Change solely as a result of such Capitalization Adjustment and, if required under the Exchange Act, the Company shall amend and supplement the Proxy Statement as promptly as practicable to reflect such Capitalization Adjustment.

SECTION 2.05 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who are entitled to demand and shall have demanded properly in writing appraisal for such shares in accordance, and who comply in all respect with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration set forth in Section 2.01. Such Stockholders shall be entitled to receive only the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Stockholders shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL. If any holder of Dissenting Shares shall have failed to perfect or shall have withdrawn or lost his, her, or its rights to appraisal of such shares under Section 262 of the DGCL, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration specified in Section 2.01, without any interest thereon, upon surrender, in the manner provided in Section 2.03, of the Certificate or Certificates that formerly evidenced such Dissenting Shares and the Surviving Corporation and Parent shall remain liable for the payment of the Merger Consideration for such shares of Company Common Stock. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto except the rights provided in Section 262 of the DGCL as described in this Section 2.05.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) other than with respect to the representations and warranties in Section 3.02 (Capitalization), in reasonable detail in the Company’s filings with the Securities and Exchange Commission (the “SEC”) required by the Securities Act or the Exchange Act made between December 31, 2008 and the date hereof (excluding any disclosure set forth therein under the heading “Risk Factors” (other than factual information contained therein), any disclosures in any section related to forward-looking statement to the extent that they are primarily predictive, cautionary or forward looking in nature (other than factual information contained therein), or any statements in Management’s Discussion and Analysis) or (b) in the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the Section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence or development that, individually or in the aggregate with other changes, effects, events, circumstances, conditions, occurrences or developments, has had or would be reasonably likely to have a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company or its Subsidiaries relating to or arising in connection with (A) the negotiation, execution, delivery or public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions expressly required to be taken in compliance herewith or otherwise with the written consent of the other party hereto, including, in each case, the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, vendors, licensors, consultants, employees or independent contractors or other third parties with whom the Company or any of its Subsidiaries has any relationship and including any litigation brought by any Stockholder in connection with the transactions contemplated hereby, (B) any change in the market price or trading volume of the Company’s securities or any effect resulting from any such change (but not, in each case, the underlying cause of such change or effect), (C) any failure by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (but not, in each case, the underlying cause of such failure), (D) any change in federal, state, non-U.S. or local Law, regulations, policies or procedures, or interpretations thereof, (E) any change in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company or its Subsidiaries operate, (F) changes generally affecting the industries in which the Company or its Subsidiaries operate, (G) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy or (H) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane, earthquake or other natural disaster, except to the extent such effects relating to or arising in connection with matters described in (x) clauses (D) and (F) above disproportionately affect the teleradiology industry, as compared to other companies that conduct business in the healthcare industry and (y) clauses (E), (G) and (H) above disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which the Company and its Subsidiaries conduct business. It is acknowledged and agreed that (i) for the purposes of clause (A) above any adverse impact on relationships of the Company or any of its Subsidiaries with customers, vendors, licensors, consultants, employees or independent contractors or other third parties with whom the Company or any of its Subsidiaries has any relationship (including any litigation brought by any Stockholder in connection with the transactions contemplated hereby) shall presumptively be related to or have arisen in connection with the negotiation, execution, delivery or public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions expressly required to be taken in compliance herewith and (ii) in connection with any determination as to whether any such adverse impact was related thereto or arose in connection therewith, the burden of proof shall be on Parent and the Surviving Corporation to establish that such adverse impact was not related thereto or did not so arise in connection therewith.

(b) The copies of the certificate of incorporation and bylaws of the Company which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership, limited liability company or other entity, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or non-U.S.) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect, and (iii) has all requisite corporate or other organizational power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(d) The minute books of the Company and each of its Subsidiaries previously made available to Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2008 of their respective stockholders, members, partners or other equity holders and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies) through the date hereof.

SECTION 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of One Hundred and Fifty Million (150,000,000) shares of Company Common Stock and Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on September 22, 2010 (the “Capitalization Date”), there were (i) twenty three million seven hundred seventy six thousand six hundred and seventeen (23,776,617) shares of Company Common Stock outstanding, (ii) two million six hundred fifty five thousand one hundred and eighty eight (2,655,188) shares of Company Common Stock subject to Company Stock Options, (iii) one million six hundred twenty six thousand two hundred and thirty seven (1,626,237) shares of Company Common Stock subject to Restricted Stock Unit awards and (iv) no shares of Company Preferred Stock outstanding. As of the close of business on the Capitalization Date, no shares of Company Common Stock, shares of Company Common Stock subject to Company Stock Options, Company Restricted Stock Units or Company Preferred Stock were reserved or to be made available for issuance, except as set forth in Section 3.02(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 3.02(a) of the Company Disclosure Schedule, (ii) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company’s stock plans and arrangements set forth in Section 3.02(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”), and (iii) as set forth elsewhere in this Section 3.02(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company Common Stock (including any rights plan or agreement). Section 3.02(a) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof of the name of each holder of a Company Stock Option and Company Restricted Stock Unit, the vesting schedule of each such Company Stock Option and Company Restricted Stock Unit, together with the grant date, exercise price and the aggregate number of shares of Company Common Stock issuable upon the exercise of each such Company Stock Option and settlement of each such Restricted Stock Unit, in each case, granted under the Company Stock Plans that was outstanding as of the Capitalization Date. Since the apitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 3.02(a) or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company Stock Plans, or (ii) issued or awarded any options, restricted shares, restricted units or other equity-based awards under the Company Stock Plans or otherwise.

(b) Section 3.02(b) of the Company Disclosure Schedule lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of the Company. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

SECTION 3.03 Authority; No Violation.

(a) The Company has full corporate power and corporate authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The Company Board at a duly held meeting has (i) determined that this Agreement and the Merger are in the best interests of the Company and the Stockholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) subject to Section 5.10, recommended that the Stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by the Stockholders at the Company Stockholder Meeting. Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Company Required Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the Merger), nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.04 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.04 Consents and Approvals. No consents or approvals of, or filings or registrations with, any federal or state court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a “Governmental Entity”) or with any third Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (a) any notices required to be filed under the HSR Act, (b) the filing with the SEC of a proxy statement in definitive form relating to the Company Stockholder Meeting (the “Proxy Statement”) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (c) any filings required by the rules and regulations of the Nasdaq Stock Market, (d) the filing of the Certificate of Merger in accordance with the DGCL, and (e) consents or approvals of, or filings or registrations with, Governmental Entities or third Persons, the failure of which to be obtained or made would not be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.05 SEC Filings. The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2008 (collectively, the “Company SEC Reports”). Each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 and the published rules and regulations of the SEC thereunder (the “Sarbanes-Oxley Act”), each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Company SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.06 Financial Statements.

(a) Each of the financial statements included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement, fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.06(b). The Company (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

SECTION 3.07 Broker’s Fees. Except for the Company’s engagement of Morgan Stanley & Co. Incorporated, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

SECTION 3.08 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.08(a) of the Company Disclosure Schedule, since January 1, 2010 through the date hereof, no event has occurred which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.08(b) of the Company Disclosure Schedule or as contemplated by this Agreement or permitted under Section 5.03, since January 1, 2010 through the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

SECTION 3.09 Legal Proceedings.

(a) As of the date of this Agreement, none of the Company or its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. “Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Section 3.09(a) of the Company Disclosure Schedule, in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company or its Subsidiaries. The directors and executive officers of the Company listed in Section 3.09(a) of the Company Disclosure Schedule shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other person other than as expressly set forth in the foregoing sentence.

(b) As of the date of this Agreement, except as set forth in Section 3.09(b) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or their respective assets which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.10 Taxes.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, (B) timely paid in full all material amounts of Taxes due and owing (whether or not shown on any Tax Return), except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest audited financial statements in accordance with GAAP, and (C) made adequate provision in its financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable;

(ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon any of the assets of the Company or its Subsidiaries except for liens for current Taxes not yet due and payable, or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest audited financial statements in accordance with GAAP.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, none of the Company or its Subsidiaries (i) is or has ever been a member of an “affiliated group” (other than, with respect to the Company, a group the common parent of which is the Company) filing an affiliated, consolidated, combined or unitary Tax Return, or (ii) has any liability for Taxes of any Person (other than, with respect to, the Company and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor, or by contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes).

(c) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) All Taxes required to be withheld, collected or deposited by or, to the Knowledge of the Company with respect to, the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate, or for which adequate reserves have been established in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries (i) has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired; (ii) is a party to any Tax allocation or sharing agreement; (iii) has engaged in any listed transaction described in Treasury Regulation section 1.6011-4(b)(2); or (iv) has received written notice from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns claiming that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries (i) that is organized under the laws of any state of the United States has, or has ever had, a permanent establishment in any jurisdiction other than in the United States, and (ii) that is organized under the laws of any other jurisdiction has, or has ever had, a permanent establishment in any jurisdiction other than in the jurisdiction in which it is organized.

(h) As used herein, “Taxes” shall mean all taxes, charges, levies, fees or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest, penalties or additions to tax attributable thereto.

(i) As used herein, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including any stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether formal or informal, oral or written, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is sponsored, maintained or contributed to as of the date of this Agreement by the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”).

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the Company has previously provided or made available to Parent true and complete copies of each of the Company Benefit Plans, written descriptions of any unwritten Company Benefit Plans, and each of the following (if applicable): (i) the most recent actuarial valuation report for each Company Benefit Plan, (ii) the most recent determination letter from the IRS for each Company Benefit Plan, (iii) any summary plan description by the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Benefit Plan, (iv) any related trust agreement or other funding instrument, and (v) the most recent Form 5500, including the attached schedules, required to have been filed with the IRS.

(c) Neither the Company nor any Person treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law).

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter, except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

(g) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to imposition of any excise tax or the payment of any amount that would not be deductible by reason of Section 280G of the Code. Except (i) as set forth in Section 3.11(g) of the Company Disclosure Schedule or (ii) as would not result in any Taxes or other liabilities to the Company, its Subsidiaries or any employees of the Company or its Subsidiaries in excess of $100,000, the consummation of the transactions contemplated by this Agreement will not by itself (x) result in any payment of severance or other compensation becoming due to any current or former employee or independent contractor, (y) increase any benefits under any Company Benefit Plan, or (z) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Benefit Plan.

(h) To the Knowledge of the Company, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained in compliance with Section 409A and the applicable guidance issued thereunder.

(i) The Company has used reasonable efforts to ensure proper classification of its independent contractors (including, without limitation, all Affiliated Radiologists (as defined below)) for purposes of applicable Laws.

(j) With respect to each Company Benefit Plan that is maintained outside of the United States substantially for employees who are situated outside the United States (the “Foreign Plans”):

(i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.12 Compliance with Applicable Law; Permits.

(a) None of the Company, its Subsidiaries or, to the Knowledge of the Company, the Affiliated Radiologists, is in violation of, or has violated, any applicable provisions of any applicable Law or requirements of any Governmental Entity, except for any such violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company, its Subsidiaries and, to the Knowledge of the Company, the Affiliated Radiologists holds all permits, licenses, approvals, authorization, registrations, franchises, certificates, notifications, exemptions and other authorizations from all Governmental Entities (“Permits”) required to operate and to carry on the Company’s and its Subsidiaries’ business as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Permits are in all material respects, in full force and effect and since January 1, 2008, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Affiliated Radiologists has received any written notice from any Governmental Entity asserting that the Company, any of its Subsidiaries or the Affiliated Radiologists is not in material compliance with any Law or material Permit or threatening to suspend, revoke, revise, limit or terminate any material Permit held by the Company, any of its Subsidiaries or the Affiliated Radiologists.

(c) Except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect, each of the physicians who provides radiology services for the Company or any of its Subsidiaries (the “Affiliated Radiologists”) (i) is, solely with respect to providing radiology services for the Company or any of its Subsidiaries, licensed to practice medicine in each of the states in which (1) such physician practices medicine and (2) the patients for which such physician provides radiology interpretations received imaging services, (ii) has, solely with respect to providing radiology services for the Company or any of its Subsidiaries, obtained medical staff privileges at any hospitals at which such physician provides radiology interpretations, and (iii) to the Knowledge of the Company, is not now or has never been during the time such physician has performed radiology services for the Company or any of its Subsidiaries excluded by any Federal Health Care Program. Section 3.12(c) of the Company Disclosure Schedule sets forth a list of the Affiliated Radiologists, as of the date hereof.

(d) Notwithstanding anything contained in this Section 3.12, no representation or warranty shall be deemed to be made in this Section 3.12 in respect of the matters referenced in Section 3.05 or Section 3.06 or in respect of environmental, Tax, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Agreement.

SECTION 3.13 Certain Contracts.

(a) Except for this Agreement, the Company Benefit Plans and as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries is a party to nor is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially restricts the rights of the Company or its Subsidiaries to compete in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Company or its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of Indebtedness in the principal amount of $100,000 or more, (v) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or its Subsidiaries, or (vi) which involves the purchase or sale of assets with an aggregate purchase price of $100,000 or more. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not publicly disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”, and none of the Company or its Subsidiaries has received written notice of any material violation of a Company Contract by any of the other parties thereto. The Company has made available all contracts which involved payments by the Company or its Subsidiaries in fiscal year 2009 of more than $100,000 or which could reasonably be expected to involve such payments during fiscal year 2010 of more than $100,000, other than any such contract that is terminable at will on sixty (60) days or less notice without payment of a penalty in excess of $50,000, or other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 5.03.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company and its Subsidiaries, as applicable, and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of the Company or its Subsidiaries under any such Company Contract, except, in each case, with respect to the foregoing clauses (i) through (iii) as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.14 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, (b) liabilities incurred since June 30, 2010 in the Ordinary Course of Business, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (i) disclosed in the Company Disclosure Schedule or (ii) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long such action does not result in a breach of this Agreement), (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (e) liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company. Section 3.14 of the Company Disclosure Schedule sets forth all Indebtedness of the Company greater than $100,000.

SECTION 3.15 Anti-Takeover Provisions. Subject to the accuracy of Parent’s and Merger Sub’s representations and warranties contained in Section 4.09 below, no Takeover Statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any of the transactions contemplated by this Agreement. “Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover Law, including Section 203 of the DGCL.

SECTION 3.16 Company Information. The information relating to the Company and its Subsidiaries to be included in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent, Merger Sub or any of their respective Subsidiaries) will comply as to form in all material respects with the Exchange Act.

SECTION 3.17 Title to Property.

(a) Real Property. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

(b) Personal Property. The Company and its Subsidiaries have good and valid title to all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Permitted Liens, except where the failure to have such title would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect. With respect to personal property used in the business of the Company and its Subsidiaries which is leased rather than owned, neither the Company nor any Subsidiary is in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

(c) Leased Property. All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

As used herein, “Permitted Liens” means (i) Liens publicly disclosed in the Company SEC Reports filed prior to the date hereof, (ii) Liens disclosed in Section 3.17 of the Company Disclosure Schedule, (iii) Liens for current Taxes not yet due and payable, or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest audited financial statements in accordance with GAAP, and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iv) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (v) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the Ordinary Course of Business or (vii) Liens that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.18 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance) except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, except for any such non-compliance or default that would not reasonably be expected to result in a Company Material Adverse Effect. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof). All premiums and other payments due under any such policy have been paid.

SECTION 3.19 Environmental Liability. Except in each case as would not have a Company Material Adverse Effect:

(a) The operations of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate their respective businesses (“Environmental Permits”);

(b) The Company and its Subsidiaries are not subject to any pending, or to the Knowledge of the Company, threatened claim alleging that the Company or its Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law; and

(c) There are no pending or, to the Knowledge of the Company, threatened investigations of the businesses of the Company or its Subsidiaries or any currently or, to the Knowledge of the Company, previously owned or leased property of the Company or its Subsidiaries under Environmental Laws, which would reasonably be expected to result in the Company or its Subsidiaries incurring any liability pursuant to any Environmental Law.

SECTION 3.20 Intellectual Property. The Company and its Subsidiaries own, or have rights to use, all inventions, know-how, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, domain names, trade secrets and other similar rights that are used in the conduct of their respective businesses as currently operated which the failure to so have would have or reasonably be expected to result in a Company Material Adverse Effect (collectively, the “Intellectual Property Rights”). Section 3.20 of the Company Disclosure Schedule sets forth a complete and accurate list of the Company’s and its Subsidiaries’ registered Intellectual Property Rights. These registered Intellectual Property Rights have not expired or terminated, nor are they expected to expire or terminate, within three (3) years from the date of this Agreement. None of the Company or its Subsidiaries has received written notice that any Intellectual Property Right used by the Company or its Subsidiaries violates or infringes upon the rights of any third Person. To the Knowledge of the Company, the Intellectual Property Rights used by the Company do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third Person, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of the Company, being threatened against, the Company or any of its Subsidiaries related to the Intellectual Property Rights used by the Company. To the Knowledge of the Company, there is no infringement by another Person of any of the Intellectual Property Rights owned by the Company and none of the Intellectual Property Rights owned by the Company are unenforceable. The Company and its Subsidiaries have taken commercially reasonable security measures to protect in all material respects the secrecy, confidentiality and value of all of the Intellectual Property Rights owned by the Company.

SECTION 3.21 Labor Matters. None of the Company’s or its Subsidiaries’ employees is covered by a collective bargaining agreement and, to the Knowledge of the Company, there is no union or other organization seeking or claiming to represent any such employees.

(a) There is no labor dispute, strike, work stoppage or lockout, or, to the Company’s Knowledge, threat thereof, by or with respect to any of the Company’s or its Subsidiaries’ employees.

(b) The Company and its Subsidiaries have not engaged in any unfair labor practice, and to the Knowledge of the Company, there is no pending or threatened labor board proceeding of any kind, including any such proceeding against the Company or its Subsidiaries.

(c) No grievance or arbitration demand or proceeding has been filed, or to the Company’s Knowledge, is threatened against the Company or its Subsidiaries.

(d) No citation has been issued by OSHA against the Company or its Subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or its Subsidiaries has been filed or is pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries under OSHA or any other applicable Law relating to occupational safety and health.

(e) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

(f) To the Company’s Knowledge, the Company and its Subsidiaries are in material compliance with all applicable laws, regulations and orders governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, OSHA, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, and the Rehabilitation Act of 1973 and all regulations under such acts, except where such non-compliance would not have a Company Material Adverse Effect.

SECTION 3.22 Certain Business Practices. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any directors or officers, agents or employees of the Company or its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 3.23 Opinion of Financial Advisor. Morgan Stanley & Co. Incorporated has delivered to the Company Board its opinion to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration to be received by the Stockholders is fair, from a financial point of view, to such Stockholders.

SECTION 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this ARTICLE III (as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this ARTICLE III, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or any of their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant as follows:

SECTION 4.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Merger Sub has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Parent Material Adverse Effect. The copy of the formation documents of Merger Sub which have previously been made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, a “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in a timely manner or otherwise prevent or materially delay Parent or Merger Sub from performing any of its material obligations under this Agreement.

SECTION 4.02 Authority Relative to this Agreement. Each of Parent and Merger Sub has all requisite right and power and authority to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Parent or Merger Sub of this Agreement and the documents and instruments to be executed and delivered by them pursuant hereto have been duly authorized by all necessary corporate or limited liability company action, as applicable. This Agreement and the documents and instruments to be executed and delivered pursuant hereto by Parent or Merger Sub are and will be the legal, valid and binding obligations of Parent and Merger Sub, respectively, enforceable against them in accordance with their terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

SECTION 4.03 Consents and Approvals; No Violations.

(a) Except for applicable requirements of the HSR Act, and the filing of the Certificate of Merger in accordance with the DGCL, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity or third Person is necessary for (i) the execution and delivery by Parent or Merger Sub of this Agreement and the adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub or (ii) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement; except, in the case of clauses (i) and (ii), where the failure to obtain such permit, authorization, consent or approval, or to make such filings or registrations, would not, individually or in the aggregate, result in a Parent Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, nor compliance by Parent or Merger Sub with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the respective organizational documents of Parent or Merger Sub, (ii) assuming the filings, consents and approvals referred to in Section 4.03(a) are duly obtained or made (A) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which either Parent or Merger Sub is a party or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or any of their properties or assets; except, in the case of clauses (i) and (ii), to the extent any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.04 Litigation.

(a) As of the date hereof, there is no legal action, suit, arbitration, or other legal or administrative proceeding or investigation before any Governmental Entity pending or, to the Knowledge of Parent, threatened, that questions the validity of this Agreement or any other documents or instruments to be executed and delivered by Parent or Merger Sub pursuant hereto, or the right of Parent and Merger Sub to enter into this Agreement or any such other documents or instruments, or to consummate the transactions contemplated hereby or thereby. As used herein, to the “Knowledge of Parent” shall mean the actual knowledge of the officers of Parent or Merger Sub.

(b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective Subsidiaries or the assets of Parent, Merger Sub or any of their respective Subsidiaries which has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.05 Brokers, Finders and Investment Bankers. Neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

SECTION 4.06 Parent Information. The information relating to Parent and its Subsidiaries (including Merger Sub) to be provided by Parent to be contained in the Proxy Statement, any filing pursuant to Rule 14a-12 or Rule 14a-6 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

SECTION 4.07 No Business Activities by Merger Sub. All of the outstanding capital stock of Merger Sub is owned by Parent. Other than this Agreement and any other agreement entered into in connection with the transactions contemplated hereby, Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

SECTION 4.08 Financing. Assuming the debt financing is funded pursuant to the Debt Commitment Letters (as defined below), at the Effective Time, Parent will have sufficient immediately available funds, together with any cash in the Company’s bank accounts immediately prior to the Closing, to enable Parent to pay in full the Merger Consideration, the Option Consideration and the Restricted Stock Consideration and any repayment or refinancing of Indebtedness contemplated by this Agreement and all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby. Parent has delivered to the Company complete and correct copies of fully executed commitment letters (the “Debt Commitment Letters”) from (i) General Electric Capital Corporation and GE Capital Markets, Inc., pursuant to which such lenders have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing to Parent in an amount up to $253 million, and (ii) BlackRock Kelso Capital Advisors LLC, Newstone Capital Partners, LLC and Providence Equity Capital Markets LLC (through one or more of its affiliates or associated funds), pursuant to which such lenders have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing to Parent in an amount up to $80 million. The Debt Commitment Letters are in full force and effect as of the date hereof and all commitment fees due and payable thereunder on or prior to the date hereof have been paid in full. Prior to the date hereof, the Debt Commitment Letters have not been amended or modified, and as of the date hereof, the obligations and commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, except for nondisclosure agreements and fee letters relating to fees with respect to the debt financing (the terms of which would not reasonably be expected to materially effect the availability of, or conditions with respect to, the debt financing), there are no side letters or other agreements, contracts or arrangements related to the funding of the full amount of the debt financing contemplated by the Debt Commitment Letters other than as expressly set forth in the Debt Commitment Letters delivered to the Company prior to the date hereof. As of the date hereof, the commitment to provide debt financing contemplated by the Debt Commitment Letters is not subject to any condition precedent or other restriction limiting the availability of the full amount of the financing other than as expressly set forth in the Debt Commitment Letters. As of the date hereof, to the Knowledge of Parent, none of the conditions set forth in the Debt Commitment Letters will not be satisfied on or prior to the Closing Date. Without limiting the generality of the foregoing, Parent’s ability to consummate the transactions contemplated hereby is not, and shall not be, contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Effective Time.

SECTION 4.09 No Vote Required. No approval of the stockholders of Parent is required to approve this Agreement, the Merger or the other transactions contemplated hereby, other than those obtained prior to the date hereof.

SECTION 4.10 Ownership of Company Common Stock. As of the date hereof, neither Parent, Merger Sub nor any of their respective Subsidiaries beneficially owns any Company Common Stock. As of the date hereof, neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.

SECTION 4.11 Solvency. To the Knowledge of Parent, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and all payments contemplated by this Agreement in connection with the Merger and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, and assuming (a) the accuracy as of the Effective Time in all material respects of the representations and warranties of the Company set forth in ARTICLE III (ignoring all Company Material Adverse Effect qualifiers) and (b) any projections made available to Parent by the Company have been prepared in good faith based upon reasonable assumptions: (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis will exceed (A) the value of all liabilities of the Surviving Corporation and its Subsidiaries on a consolidated basis, and (B) the amount that will be required to pay the liabilities of the Surviving Corporation and its Subsidiaries on their existing debts as such debts become absolute and matured, (ii) the Surviving Corporation and its Subsidiaries on a consolidated basis will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged, and (iii) the Surviving Corporation and its Subsidiaries on a consolidated basis will be able to pay their liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.12 Acknowledgement of Parent. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement and Parent (a) acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement (including, without limitation, any projected financial statements, cash flow projections and other forward-looking data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries) and (b) agrees, to the fullest extent permitted by Law, that none of the Company nor any of its directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement.

ARTICLE V

COVENANTS

SECTION 5.01 Access to Information.

(a) Prior to the Closing Date, upon reasonable notice to the Company (and, with respect to competitively sensitive information of the Company and its Subsidiaries with respect to their respective operations or business opportunities directly competitive with Parent or any of Parent’s Subsidiaries, upon the consent of the Company, not to be unreasonably withheld, delayed or conditioned), Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests and, at Parent’s cost and expense, to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate with Parent and Parent’s representatives in connection with such investigation and examination, and Parent and its representatives shall cooperate with the Company, its Subsidiaries and their respective representatives and shall use their reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) violate or prejudice the rights of its customers, (ii) waive the attorney-client privilege of the institution in possession or control of such information, (iii) contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement in the Ordinary Course of Business or (iv) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened litigation between the parties hereto over the terms of this Agreement; provided that for purposes of clauses (i), (ii) and (iii) above, the Company has used its commercially reasonable efforts to provide the requested information in a way that would not result in such violation, waiver or contravention, as applicable.

(b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated July 15, 2010, between Parent and the Company (the “Confidentiality Agreement”).

SECTION 5.02 Conduct of Business.

(a) Except as set forth in Section 5.02 or Section 5.03 of the Company Disclosure Schedule, from the date hereof until the Closing, the Company and its Subsidiaries shall (i) conduct their respective businesses in accordance with past practice and in the Ordinary Course of Business, (ii) use commercially reasonable efforts to maintain the current business organization and goodwill and continue to retain the services of the Company’s and its Subsidiaries’ present officers, employees, consultants, and independent contractors and preserve the Company’s and its Subsidiaries’ goodwill and relationship with vendors, suppliers, dealers, distributors, customers and others having business dealings with the Company and its Subsidiaries, and (iii) not enter into any transaction or perform any act which would constitute a breach of its representations, warranties, covenants and agreements contained herein such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied. The Company shall notify Parent promptly, but in any case within one (1) Business Day after the Company gains Knowledge, of any event or circumstance which has had or is reasonably likely to have a Company Material Adverse Effect. The Company shall notify Parent promptly, but in all cases within three (3) Business Days after the Company gains Knowledge, of (a) the resignation or written notice of resignation or termination of any officer, director, management-level employee or Affiliated Radiologist of the Company or any of its Subsidiaries, or (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any adjudicatory proceedings, directed at or involving the Company, any of its Subsidiaries or their respective employees or independent contractors in their capacities as such.

(b) Concurrently with the execution of this Agreement, the Company and Parent have formed a committee (the “Transaction Execution Committee”) whose membership and charter are set forth on Section 5.02(b) of the Company Disclosure Schedule. The Company will, and will cause its Transaction Execution Committee designees to, comply with the requirements set forth on Section 5.02(b) of the Company Disclosure Schedule.

(c) Notwithstanding anything set forth on Section 5.02(b) of the Company Disclosure Schedule, the Company and Parent shall agree upon: (i) all organized or group-wide communications (regardless of medium) with any customer or independent contractor of the Company or any of its Subsidiaries (including any organized or group-wide communications made by any directors, officers, employees and representatives of the Company or any of its Subsidiaries) regarding the transactions contemplated by this Agreement; provided that nothing in this clause (i) shall prohibit the Company from making any such communications (x) with respect to day-to-day business matters of the Company, (y) that are, upon the advice of outside counsel, required by applicable Law (provided that the Company consults with Parent prior to making such communication), or (z) after the occurrence of, or in connection with, a Company Recommendation Change, and (ii) any communications identified on Section 5.02(c) of the Company Disclosure Schedule.

SECTION 5.03 Certain Changes or Events. From the date hereof until the Closing, except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or except as set forth on Section 5.03 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(a) take any action to amend its certificate of incorporation or bylaws or other governing instruments;

(b) issue, sell or otherwise dispose of any of its authorized but unissued capital stock other than in connection with the exercise of a Company Stock Option or the vesting of a Company Restricted Stock Unit, in each case issued as of the date hereof, or issue any option to acquire its capital stock, or any securities convertible into or exchangeable for its capital stock or split, combine or reclassify any shares of its capital stock, or create any phantom stock, stock appreciation rights plan or similar plan;

(c) declare or pay any dividend or make any other distribution in cash or property on any capital stock or restricted stock unit, except for dividends or distributions paid or made by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(d) merge or consolidate with or into any Person;

(e) sell or otherwise dispose of or encumber any of its properties or assets other than in sales or dispositions in the Ordinary Course of Business or in connection with normal repairs, renewals and replacements, except for dispositions or transfers of assets made by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(f) create any subsidiary, acquire any capital stock or other equity securities of any third party or acquire any equity or ownership interest in any business, joint venture or entity;

(g) (i) create, incur or assume any Indebtedness secured by or with real or personal property, except for trade payables incurred in the Ordinary Course of Business, (ii) grant or incur any Liens on any real or personal property that did not exist on the date hereof except in the Ordinary Course of Business, (iii) incur any liability or obligation (absolute, accrued or contingent) not covered by clause (i) except in the Ordinary Course of Business, (iv) write-off any guaranteed checks, notes or accounts receivable except in the Ordinary Course of Business, (v) write-down by a material amount the value of any asset or investment on its books or records, except for depreciation and amortization in the Ordinary Course of Business, (vi) make or make any commitment for any capital expenditure in excess of $100,000 in the case of any single expenditure or $150,000 in the case of all capital expenditures in any calendar month, except with respect to any capitalized internal software development, or (vii) enter into any contract or agreement, except those that are (x) entered into in the Ordinary Course of Business and involve an expenditure of less than $100,000 for any such contract or agreement (exclusive of any indemnification obligations under such contract or agreement for which no claims have been asserted as of the date thereof), or (y) cancelable without premium or penalty on not more than thirty (30) days’ notice;

(h) (i) increase in any manner the compensation of or change the historic metrics for determining compensation of (including bonus), or fringe benefits of, or enter into any new, terminate or modify any existing, bonus, severance or incentive agreement, arrangement or contract with, any of its current or former officers, directors, management-level employees or Affiliated Radiologists, or (ii) hire or fire any officers or management-level employees;

(i) establish, adopt, enter into, materially amend, or terminate any Company Benefit Plan or any plan, arrangement, program, policy, trust, fund or other arrangement that would constitute a Company Benefit Plan if it were in existence as of the date of this Agreement, except as required by Law or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(j) (i) fail to perform its material obligations under, or default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a material default under, any Company Contract (except those being contested in good faith), or (ii) enter into, assume or amend any contract or commitment that is or would be a Company Contract, except with respect to entering into, amending or renewing customer contracts in the Ordinary Course of Business, or (iii) notwithstanding the preceding clause (ii), enter into or amend any contract which would be a Company Contract that (x) materially restricts the rights of the Company or its Subsidiaries to compete in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Company or its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis (any such provision, a “Non-Competition Provision”) or (y) expands the duration or scope of any Non-Competition Provision in any existing Company Contract, other than in connection with a renewal of Company Contract which does not expand the scope of the existing Non-Competition Provision or extend the duration of the Non-Competition Provision beyond the duration of the entire renewed Company Contract;

(k) fail to maintain in full force and effect policies of insurance comparable in amount and scope to those it currently maintains;

(l) make or change any material Tax election, settle or compromise any material Tax claim or assessment, change an annual Tax accounting period, adopt or change any material Tax accounting method (except as required by Law), file any material amended Tax Return, waive or extend the limitation period applicable to any material Tax liability or assessment (other than pursuant to extensions of time to file Tax returns obtained in the Ordinary Course of Business), enter into any closing agreement with respect to a material amount of Taxes or surrender any right to claim a refund of a material amount of Taxes; or

(m) enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described in the foregoing clauses (a) through (l).

SECTION 5.04 No Control of Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

SECTION 5.05 Proxy Statement; Other Filings.

(a) As promptly as practicable following the date of this Agreement (and in any event within ten (10) days), (a) the Company shall prepare and file with the SEC a preliminary form of the Proxy Statement, and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC any other filings that are required to be filed by such party with the SEC (“Other Filings”) in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Stockholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, its Subsidiaries, Merger Sub, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response.

(b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all material permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with a statement, filing, notice or application made by or on behalf of Parent, its Subsidiaries or the Company to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Nothing in this Section 5.05 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 5.10 or are required to take under applicable Law.

SECTION 5.06 Stockholder Approval. Subject to the other provisions of this Agreement, the Company shall take all necessary action in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company to duly call, give notice of, convene and hold a special meeting of the Stockholders (the “Company Stockholder Meeting”), as promptly as reasonably practicable after the mailing of the Proxy Statement, for the purpose of voting upon the adoption of this Agreement. Subject to Section 5.10, the Company Board shall recommend to the Stockholders that they adopt this Agreement (the “Company Recommendation”) and shall include the Company Recommendation in the Proxy Statement. Subject to Section 5.10, the Company will use commercially reasonable efforts to solicit from the Stockholders proxies in favor of the adoption of this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of the Stockholders required by the rules of the Nasdaq Stock Market or applicable Law to obtain such adoption.

SECTION 5.07 Further Actions.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions reasonably requested to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger, and, subject to the conditions set forth in ARTICLE VI hereof, to consummate the transactions contemplated by this Agreement (including without limitation in the case of Parent, to obtain adequate financing to satisfy its obligations under ARTICLE I hereof upon consummation of the transactions contemplated by this Agreement) and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third Person which is required to be obtained by the Company, Merger Sub or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party shall, (i) as promptly as practicable and in any event within ten (10) Business Days after the execution of this Agreement, file all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the transactions contemplated hereby under the HSR Act, and (ii) use commercially reasonable efforts to substantially comply as promptly as practicable with any Request for Additional Information (“Second Request”) received under the HSR Act. Parent shall not enter into any agreement with any Governmental Entity that extends or tolls the waiting period under the HSR Act without the consent of the Company.

(b) Notwithstanding any other provision of this Agreement to the contrary, if and to the extent necessary to obtain all requisite approvals under the HSR Act, Parent shall use its commercially reasonable efforts to promptly agree, in all cases subject to the consummation of the Merger, to any sale, divestiture, or other disposition of any business, product line or asset of the Company; provided that in no event shall Parent be required, pursuant to this Section 5.07(b) or any other provision of this Agreement, to sell, divest, or otherwise dispose of any businesses, product lines or assets, that, in the aggregate, (i) accounted for more than $2,000,000 of EBITDA (of the Company and Parent on a combined basis) for the most recently completed period of four (4) consecutive fiscal quarters, (ii) accounted for more than $2,000,000 of the projected EBITDA of Parent and the Company on a combined basis, or (iii) would reasonably be expected to materially impair Parent’s ability to achieve the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger (any sale, divestiture or disposition set forth in any of clauses (i) through (iii), a “Material Divestiture”). In no event shall Parent or any of its Affiliates be required to (x) effect a Material Divestiture, (y) license any inventions, know-how, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, domain names, trade secrets and other similar rights of the Company, Parent or their respective Subsidiaries, or (z) take any other actions, or agree to any restriction, with respect to their business, product lines or assets not specifically set forth in this Section 5.07(b).

(c) Subject to Section 5.02, neither Parent nor the Company shall, nor shall it permit any of its Subsidiaries to, enter into or publicly announce an agreement to form a joint venture or acquire any assets, business or company if any such agreements, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in Section 6.01(b) to fail to be satisfied prior to the Outside Termination Date.

(d) Nothing in this Section 5.07 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 5.10 or are required to take under applicable Law.

SECTION 5.08 Employees; Employee Benefit Plans.

(a) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries (the “Continuing Employees”) full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time; and (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits.

(b) The provisions of this Section 5.08 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.08) under or by reason of any provision of this Agreement. Nothing contained in this Section 5.08 or elsewhere in this Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 5.08(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.

SECTION 5.09 Indemnification; Directors’ and Officers’ Insurance.

(a) Without derogation of the obligations of Parent and the Surviving Corporation pursuant to Section 5.09(b), from and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally: (i) indemnify and hold harmless each individual who served as a director and/or officer of the Company or any of its Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any Claim and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable Law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses. In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief from such Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 5.09(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives. In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 5.09, the burden of proof shall be on Parent and the Surviving Corporation to establish that an Indemnified Party is not so entitled. As used in this Section 5.09(a), (i) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request of the Company or any of its Subsidiaries; and (ii) the term “Expenses” means attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 5.09(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.

(b) Without limiting any of the obligations under paragraph (a) of this Section 5.09, from and after the Effective Time, Parent and the Surviving Corporation shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party.

(c) Without limiting any of the obligations under paragraph (a) of this Section 5.09, Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company’s certificate of incorporation or bylaws or in the corresponding documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be (including Parent’s ultimate parent entity, if applicable), assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.09.

(e) As of the Effective Time, Parent, the Surviving Corporation or the Company (with the election being at Parent’s option) shall have purchased and maintain in full force and effect for a period of six (6) years after the Closing Date (or, if any Claim is asserted or made within such six-year period, Parent shall ensure that such insurance remains in effect until final disposition of such Claim) a prepaid directors’ and officers’ liability insurance policy or policies providing each individual currently covered by the Company’s directors’ and officers’ liability insurance coverage for events occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) that is no less favorable than the Company’s existing policy; provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company from reputable carriers having a rating comparable to the Company’s current carrier.

(f) The provisions of this Section 5.09 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the

Surviving Corporation under this Section 5.09 shall not be terminated (other than a valid termination pursuant to ARTICLE VII) or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.09 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.09.

SECTION 5.10 Go Shop; No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. New York, New York time, on the date that is the 30th day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, representatives and agents (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, the “Company Representatives”) shall have the right to: (i) initiate, solicit and encourage Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (any such action, “Soliciting”); provided that the Company shall promptly (and, in any event within twenty four (24) hours) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person if such information was not previously provided to Parent or its representatives; and (ii) enter into, engage in and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains (i) provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and (ii) standstill provisions that are no less favorable to the Company than those contained in Section 5.11; provided that such agreement shall allow for the disclosure of the identity of any Excluded Parties as set forth in Section 5.10(b).

(b) Except as permitted by Section 5.10(c), the Company shall, and shall cause each of its Subsidiaries and the Company Representatives to, on the No-Shop Period Start Date, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons (other than an Excluded Party) that may be ongoing with respect to an Acquisition Proposal, and (ii) cause each Person (other than an Excluded Party) it provided confidential information to prior to the No-Shop Period Start Date to promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as permitted by Section 5.10(c), the Company shall not, and shall cause each of its Subsidiaries and the Company Representatives not to, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VII, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or that might reasonably be expected to lead to an Acquisition Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal; or (C) enter into any letter of intent, term sheet, agreement or agreement in principle with respect to an Acquisition Proposal; provided that for the avoidance of doubt it is acknowledged and agreed that the foregoing restrictions shall not apply with respect to any Excluded Party. No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of any Excluded Party that submitted an Acquisition Proposal prior to the No-Shop Period Start Date.

(c) Notwithstanding anything to the contrary contained herein, if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Required Vote, the Company or any of the Company Representatives receives a written Acquisition Proposal from any Person (which Acquisition Proposal was made or renewed on or after the No-Shop Period Start Date or, in the case of an Excluded Party, was made or renewed on or after the Excluded Party End Date, provided that in such case such Person shall not thereafter be an Excluded Party) that was not Solicited in violation of this Section 5.10 and the Company

Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that (i) failure to take such action set forth in clauses (x) and (y) below would be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and the Company Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons that has made such Acquisition Proposal; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person if such information was not previously provided to Parent or its representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal; provided that the Company shall promptly provide to Parent (and in any event within twenty four (24) hours) (A) a copy of any Acquisition Proposal made in writing provided to the Company or any of its Subsidiaries, and, the identity of the Person making the Acquisition Proposal, and (B) a written summary of the material terms of any such Acquisition Proposal not made in writing. From and after the date hereof, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent.

(d) From and after the date hereof, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the No-Shop Period Start Date) on a current basis (and in any event within twenty four (24) hours) and shall notify Parent of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.10.

(e) Except as expressly permitted by Section 5.10(f), neither the Company Board nor any committee thereof shall (i)(A) fail to recommend to its Stockholders that the Company Required Vote be given or fail to include the Company Recommendation in the Proxy Statement; (B) change, qualify, withhold, withdraw or modify, or propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation; (C) take any other action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act; or (D) adopt, approve or recommend, or propose to approve or recommend to the Stockholders an Acquisition Proposal (each of the actions described in Section 5.10(e)(i), a “Company Recommendation Change”); or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”).

(f) Notwithstanding anything to the contrary herein, prior to the time the Company Required Vote is obtained, but not after, the Company Board may make a Company Recommendation Change in order to enter into a Company Acquisition Agreement with respect to an Acquisition Proposal, if and only if, prior to making such Company Recommendation Change, (i) the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (ii) the Company Board shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect such Company Recommendation Change and enter into such Company Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties to the Stockholders under applicable Law; (iii) the Company shall provide Parent with at least four (4) Business Days advance written notice (such period, the “Notice Period”), advising Parent of its intention to make a Company Recommendation Change and to terminate the Agreement to enter into a definitive agreement with respect to a Superior Proposal; (iv) the Company shall provide Parent in writing the material terms and conditions of such Superior Proposal, the identity of the Person making such Superior Proposal and a copy of the relevant proposed transaction documents with the party making such Superior Proposal and other material documents; (v) the Company shall discuss with Parent, to the extent Parent wishes to discuss, any proposed changes by Parent to the terms of this Agreement as to permit the Company not to effect a Company Recommendation Change or to terminate this Agreement in response to such Superior Proposal; and (vi) the Company Board, following the Notice Period, and taking into account any revised proposal made by Parent since the commencement of the Notice Period, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to effect a Company Recommendation Change and enter into a Company Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties to the Stockholders under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal (any change in price or type of consideration shall be deemed a material change of a material term), the Company Board shall deliver to Parent an additional notice and shall comply with this Section 5.10(f) with respect to such new notice. None of the Company Board, any committee thereof or the Company shall enter into any binding agreement with any Person to limit or not provide prior notice to Parent of its intent to make a Company Recommendation Change or to terminate this Agreement in response to any Superior Proposal.

(g) Notwithstanding anything to the contrary herein, prior to the time the Company Required Vote is obtained, but not after, the Company Board may make a Company Recommendation Change if it determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to do so would be inconsistent with its fiduciary duties to the Stockholders under applicable Law, but only if directly related to a material event, fact, circumstance, development or occurrence that affects the business results of or operations of the Company that is unknown to, and not reasonably foreseeable by, the Company Board as of the date hereof (an “Intervening Event”), if and only if, prior to making such Company Recommendation Change, (A) the Company shall provide Parent with at least four (4) Business Days advance written notice advising Parent of its intention to make a Company Recommendation Change and to terminate this Agreement; (B) the Company shall provide Parent in writing a description of the material events, facts, circumstances, developments or occurrences that precipitates such Company Recommendation Change; (C) the Company shall discuss with Parent, to the extent Parent wishes to discuss, any proposed changes by Parent to the terms of this Agreement as to permit the Company not to effect a Company Recommendation or to terminate this Agreement; and (D) the Company Board, following the Notice Period, and taking into account any revised proposal made by Parent since the commencement of the Notice Period, determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Recommendation Change would be inconsistent with its fiduciary duties to the Stockholders under applicable Law; provided, however, that if any Acquisition Proposal shall have been made, proposed or communicated to the Company Board prior to or contemporaneous with knowledge of such event, fact, circumstance, development or occurrence the provisions of Section 5.10(f) shall apply instead of the provisions of this Section 5.10(g); provided further that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Stockholders if the Company Board determines in good faith, after consultation with outside legal counsel, that such disclosure is required by applicable securities law; provided, that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act which shall not be deemed a Company Recommendation Change shall be subject to the terms of this Section 5.10 including with respect to a Company Recommendation Change.

(i) As used in this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer (including any proposal from or to the Stockholders from any person or “group” (as defined in Section 13(d) of the Exchange Act) other than Parent or its Affiliates) relating to (in one or more related transactions) (A) the acquisition in any single transaction or series of related transactions of more than twenty percent (20%) of the outstanding shares of capital stock or any other voting securities of the Company by any Person or group of

Persons; (B) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person acquiring twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of Subsidiaries of the Company) by any Person or group of Persons; or (C) any other transaction which would result in a Person or group of Persons acquiring twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of Subsidiaries of the Company), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise).

(ii) “Acquisition Transaction” means an Acquisition Proposal with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%).

(iii) “Superior Proposal” means an all cash Acquisition Transaction that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel, and taking into consideration all financial, regulatory, legal and other aspects of such Acquisition Proposal, including whether such transaction is subject to a financing contingency) (i) is reasonably likely to be consummated in accordance with its terms (taking into consideration any adjustment to the terms and conditions of such Acquisition Proposal, the Person making the Acquisition Proposal, and the conditionality, timing and likelihood of consummation of such Acquisition Proposal) and (ii) if consummated, would result in a transaction more favorable to the Company’s Stockholders from a financial point of view than the transaction contemplated by this Agreement (including changes to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal or otherwise).

(iv) “Excluded Party” shall mean any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 90% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement), from whom the Company Board has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, on or before the No-Shop Period Start Date, the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal, or would reasonably likely lead to a Superior Proposal, and which Acquisition Proposal has not been rejected or withdrawn as of the No-Shop Period Start Date. Further, on the No-Shop Period Start Date, in addition to the information required to be provided pursuant to this Section 5.10, the Company shall identify for Parent which Persons submitting Acquisition Proposals have been determined by the Company Board to be an Excluded Party. Notwithstanding anything contained in this Section 5.10 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement upon the earlier of (A) the Excluded Party End Date and (B) immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated, expires or no longer constitutes, or would reasonably be expected to lead to, a Superior Proposal.

SECTION 5.11 Standstill. Until the earlier of the Effective Time or the termination of this Agreement, none of Parent, any indirect majority equity owner of Parent, or any of their controlled Affiliates shall (a) purchase any shares of Company Common Stock or any security of the Company that is convertible into Company Common Stock in the open market or in privately negotiated transactions or (b) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing or (c) prior to the termination of this Agreement, commence a tender offer or exchange offer for Company Common Stock at a price per share below the Merger Consideration.

SECTION 5.12 Notification of Certain Events. The Company will notify Parent and Merger Sub, and Parent and Merger Sub will notify the Company, promptly of (a) any material written communications from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, provided that the foregoing shall not apply in respect of any immaterial consents, (b) any written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (other than any such communication from a Governmental Entity in its capacity as a counterparty to any contract with the Company thereof), (c) any legal, administrative, arbitral or other proceedings, claims or actions commenced against the Company or Parent or their respective Subsidiaries, that are related to the transactions contemplated by this Agreement and (d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.02(a) or Section 6.02(b) of this Agreement (in the case of the Company) or Section 6.03(a) or Section  6.03(b) of this Agreement (in the case of Parent and its Subsidiaries) not to be satisfied.

SECTION 5.13 Takeover Statutes. If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Statute inapplicable to the foregoing.

SECTION 5.14 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.15 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq Stock Market and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

SECTION 5.16 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, the proper officers and directors of each party to this Agreement shall use reasonable best efforts to take all such necessary action.

SECTION 5.17 .Financing. The Company and its Subsidiaries shall, and they shall cause their directors, officers, employees, accountants, agents, advisors and other representatives to, reasonably cooperate with Parent in connection with obtaining one or more debt or equity financings (through loans from financial institutions or otherwise) in connection with the transactions contemplated hereby (each, a “Parent Financing”) and use their commercially reasonable efforts to take all actions reasonably requested by Parent in connection therewith (in each case, at Parent’s sole cost and expense), including (i) participating in marketing efforts (including lender meetings and calls), drafting sessions, presentations, road shows, due diligence sessions (including accounting due diligence sessions) and rating agency presentations with prospective lenders, investors and ratings agencies in connection with the Parent Financing; (ii) assisting Parent in its preparation of rating agency presentations, bank books (including the execution and delivery of customary representation letters), confidential information memoranda or similar documents; (iii) delivering to Parent information with respect to the Company and its Subsidiaries as is reasonably requested in connection with the Parent Financing, including, at the request of Parent, delivery within fifteen (15) days of the close of each fiscal month or forty (40) days of the close of each fiscal quarter, as the case may be, monthly or quarterly, as the case may be, financial statements of the Company and its Subsidiaries (including a balance sheet and income statement); (iv) facilitating the pledge and perfection of liens and providing of guarantees by the Company and each of the Company’s Subsidiaries to support the Parent Financing; (v) using commercially reasonable efforts to obtain customary accountants’ consent letters

(including consents of accountants for use of their reports in any materials relating to the financings), legal opinions, surveys, title insurance and landlord estoppel letters as reasonably requested by Parent, (vi) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by any such debt financing to be paid off, discharged and terminated on the Closing Date, (vii) permitting any cash and marketable securities of the Company and its Subsidiaries that can, without violating Law or incurring material Taxes, reasonably be made available to pay a portion of the aggregate Merger Consideration to be made available for that purpose at the Closing (it being understood that neither the Company nor any Company Representatives have made any representations as to the amount of such cash and marketable securities), (viii) assisting in (A) the preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other similar agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, and (ix) taking all other corporate actions as are reasonably requested by Parent to facilitate the satisfaction on a timely basis of all conditions to obtaining the Parent Financing; provided, however, that the cooperation and actions required by the Company pursuant to this Section 5.17 shall not unreasonably interfere with the ordinary course operation of the Company’s or its Subsidiaries’ businesses. Parent and its Affiliates shall not use the Company’s or its Subsidiaries’ logos in connection with the Parent Financing without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, the Company agrees that, upon request of Parent, it will promptly supplement the information and materials supplied pursuant to the foregoing. Notwithstanding this Section 5.17, Parent’s ability to consummate the transactions contemplated hereby is not, and shall not be, contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Effective Time.

SECTION 5.18 Repayment of Credit Agreement Obligations. Prior to or concurrently with the Effective Time, Parent shall repay, or cause to be repaid, the Obligations (as defined in the Company Credit Agreement) other than indemnities and other contingent liabilities that survive repayment of the Loans (as defined in the Company Credit Agreement) in full.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Company Required Vote.

(b) HSR Compliance. Any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all regulatory clearances in any relevant jurisdiction shall have been obtained in respect of the Merger and the other transactions contemplated hereby.

(c) No Orders or Injunctions. No Governmental Entity of competent jurisdiction shall have (i) enacted a Law that is in effect and renders the Merger illegal in the United States or any State thereof or (ii) formally issued an injunction that is in effect and prohibits the Merger in the United States or any State thereof.

SECTION 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The (i) representations and warranties set forth in Section 3.01 (Corporate Organization), Section 3.03(a) (Authority), and Section 3.07 (Broker’s Fees) shall be true and correct in all respects and (ii) other representations and warranties of the Company set forth in this

Agreement (other than Section 3.02(a) (unless the Capitalization Adjustment is more than $0.19)) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition in clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would be reasonably likely to result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations. (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and (ii) Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Absence of a Company Material Adverse Effect. Since December 31, 2009 and except as set forth on Section 3.08 of the Company Disclosure Schedule, there shall not have been any change, effect, event, circumstance, condition, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

SECTION 6.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect; provided, further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Repayment of Credit Agreement Obligations. The Obligations (as defined in the Company Credit Agreement) other than indemnities and other contingent liabilities that survive repayment of the Loans (as defined in the Company Credit Agreement) shall have been repaid in full.

ARTICLE VII

TERMINATION OF AGREEMENT

SECTION 7.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained or Parent has adopted this Agreement as the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company and Parent;

(b) by the Company or Parent, in the event that any Governmental Entity of competent jurisdiction shall have (i) enacted a Law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger in the United States or any State thereof; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;

(c) by the Company or Parent, if at the Company Stockholder Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;

(d) by the Company, at any time prior to the Company Required Vote having been obtained by the Company in order to enter into an acquisition agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company shall have complied with the procedures set forth in Section 5.06 and met the conditions for termination set forth in Section 5.10 and (ii) prior to or contemporaneously with such termination the payment required by Section 7.02 has been made in full to Parent;

(e) by Parent if (i) there shall have been a Company Recommendation Change, or (ii) the Company shall have intentionally and materially breached any of its obligations under Section 5.06 or Section 5.10;

(f) by the Company or Parent, if the Merger shall not have been consummated prior to the four (4) month anniversary of the date of the Agreement (the “Outside Termination Date”); provided, however, that (i) at the written election of either party hereto, prior to such four (4) month anniversary, the Outside Termination Date shall be extended to 4:00 p.m., New York City time, on March 25, 2011 if (A) the Merger shall not have been consummated prior to the original Outside Termination Date as a result of a failure to satisfy the condition set forth in Section 6.01(b) and (B) all other conditions set forth in Section 6.01 are satisfied, and (ii) the right to terminate this Agreement pursuant to this Section 7.01(f) shall not be available to any party hereto whose actions or omissions have primarily been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in ARTICLE VI prior to the Outside Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Outside Termination Date;

(g) by Parent, if there shall have been any breach of any representation or warranty, or any such representation or warranty of the Company shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 6.02(a) or Section 6.02(b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied; or

(h) by the Company, if there shall have been any breach of any representation or warranty, or any such representation or warranty of Parent or Merger Sub shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of Parent or the Merger Sub hereunder, such that a condition in Section 6.03(a) or Section 6.03(b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied.

The party desiring to terminate this Agreement pursuant to subsections (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with ARTICLE VIII, specifying the provision or provisions hereof pursuant to which termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or representatives, whether prior to or after the execution of this Agreement.

SECTION 7.02 Termination Fees.

(a) If this Agreement is terminated (i) pursuant to Section 7.01(d) or Section 7.01(e), or (ii) pursuant to Section 7.01(c), Section 7.01(f) (unless the actions or omissions of Parent or Merger Sub have been the primary cause of, or resulted in either (A) the failure to satisfy the conditions to the obligations of the Company to consummate the Merger set forth in ARTICLE VI prior to the Outside Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Outside Termination Date) or Section 7.01(g) (solely in the case of a termination resulting from an intentional breach), the Company shall pay Parent or its designee the Company Termination Fee by wire transfer of immediately available funds; (x) in the case of any termination pursuant to clause (i) above, prior to or contemporaneous with such termination, and (y) in the case of any termination pursuant to clause (ii) above, only if (A) prior to such termination but after the date hereof, an Acquisition Proposal is made known to the Company or publicly announced by any Person (other than Parent, Merger Sub or their respective Affiliates) and (B) an Acquisition Proposal is consummated or the Company enters into an acquisition agreement for an Acquisition Proposal with any Person, in any case, within twelve (12) months following such termination, in which case such payment shall be made prior to or contemporaneous with the consummation of, or entering into an acquisition agreement for, an Acquisition Proposal.

(b) For the avoidance of doubt, in no event shall the Company or Parent ever be obligated to pay, or cause to be paid, more than one Company Termination Fee. As used herein, “Company Termination Fee” shall mean a cash amount equal to $6,600,000, except that in the event this Agreement is terminated by the Company pursuant to Section 7.01(d) and the Company simultaneously enters into (I) prior to the No-Shop Period Start Date, a definitive agreement with respect to a Superior Proposal or (II) on or following the No-Shop Period Start Date but prior to 12:01 a.m. New York, New York time, on the date that is the 25th day following the No-Shop Period Start Date (the “Excluded Party End Date”), a definitive agreement with respect to a Superior Proposal with an Excluded Party, then the Company Termination Fee shall mean a cash amount equal to $3,700,000.

(c) In the event that this Agreement is terminated pursuant to Section 7.01(c) or Section 7.01(g), the Company shall reimburse Parent or its designee for the documented reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby up to an aggregate amount of $2,400,000, by wire transfer of immediately available funds not later than five (5) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that any amounts paid by the Company to Parent pursuant to this Section 7.02(c) shall reduce on a dollar-for-dollar basis any Company Termination Fee that becomes due and payable pursuant to Section 7.02(a). The parties acknowledge that (i) the agreements contained in Section 7.02(a) are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.02(a) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 7.02, the parties would not have entered into this Agreement.

SECTION 7.03 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in this ARTICLE VII, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Section 5.01(b), ARTICLE VII, ARTICLE VIII and ARTICLE IX shall survive any termination of this Agreement and (ii) subject to Section 9.09, neither Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its intentional and material breach of this Agreement; provided, however, that receipt of the Company Termination Fee as provided herein shall be the sole and exclusive remedy of Parent and Merger Sub under circumstances where the Company Termination Fee is payable and is paid by the Company.

ARTICLE VIII

NOTICES

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, on the next Business Day after delivery to a nationally recognized overnight courier service, when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address or facsimile number indicated below for such party, or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt).

(a) In the case of Parent or Merger Sub:

Virtual Radiologic Corporation

11995 Singletree Lane, Suite 500

Eden Prairie, MN 55344

Attn: Michael Kolar, General Counsel

Facsimile: (952) 938-1662

with a copy to:

c/o Providence Equity Partners L.L.C.

50 Kennedy Plaza, 18th Floor

Providence, RI 02903

Attn: Peter O. Wilde

Facsimile: (401) 751 1790

c/o Providence Equity Partners L.L.C.

9 West 57th Street, Suite 4700

New York, NY 10019

Attn: Jesse M. Du Bey

Facsimile: (212) 644 1200

Weil, Gotshal & Manges LLP

50 Kennedy Plaza, 11th Floor

Providence, RI 02903

Attn: David K. Duffell, Esq.

Facsimile: (401) 278-4701

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael E. Weisser, Esq.

Facsimile: (212) 310-8007

(b) In the case of the Company:

NightHawk Radiology Holdings, Inc.

4900 N. Scottsdale Road, Suite 6000

Scottsdale, Arizona 85251

Attn: Paul Cartee, General Counsel

Facsimile: (208) 763-3640

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attn: Patrick J. Schultheis, Esq.

Facsimile: (206) 883-2699

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn: Bradley L. Finkelstein, Esq.

Facsimile: (650) 493-6811

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

SECTION 9.02 Publicity. Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by Law or the rules and regulations of any applicable stock exchange (including the Nasdaq Stock Market). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

SECTION 9.03 Expenses. Except as otherwise provided in this Agreement, each party will bear its own expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions will be consummated.

SECTION 9.04 Entire Agreement. This Agreement, together with the Exhibits and Schedules annexed hereto, constitutes the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such parties.

SECTION 9.05 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (i) the rights of the holders of Company Common Stock, Optionholders and Restricted Stock Unitholders to receive the Merger Consideration, the Option Consideration or the Restricted Stock Unit Consideration, as applicable, at the Effective Time, as set forth in Section 2.01, (ii) the right of the Company, on behalf of the holders of Company Common Stock, the Optionholders and the Restricted Stock Unitholders, to pursue damages permitted by Section 9.09 and (iii) as otherwise specifically provided in Section  5.09 (Indemnification; Directors’ and Officers’ Insurance).

SECTION 9.06 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if such jurisdiction is not available legally) any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

SECTION 9.07 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.07.

SECTION 9.08 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

SECTION 9.09 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that Company, Parent and Merger Sub shall be entitled to specific performance of the terms and provisions hereof (including the obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by the Company, Parent or Merger Sub, in addition to any other remedy at law or equity. The Company, Parent and Merger Sub each hereby waive (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. In addition, notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach or wrongful repudiation of this Agreement by Parent or Merger Sub, the actual damages incurred by the Company for purposes of determining damages to the extent available as a remedy to the Company under Section 9.09(c) would include the actual damages incurred by the Stockholders in the event such Stockholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement; provided that the maximum aggregate liability of Parent and Merger Sub under or in connection with this Agreement and the transactions contemplated hereby shall be limited to the Merger Consideration and in no event shall the Company seek multiple or punitive damages against Parent or Merger Sub, or any recovery, judgment or damages or any kind against Parent or Merger Sub in excess of the Merger Consideration.

(b) The Company hereby agrees that specific performance as provided for in Section 9.09(a) shall be its sole and exclusive remedy with respect to breaches by Parent, Merger Sub, or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) and except as provided in Section 9.09(c) below, that it may not seek or accept any other form of relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(c) If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent to consummate the Merger pursuant to a claim for specific performance brought against Parent pursuant to this Section 9.09 and has instead granted an award of damages for such alleged breach against Parent, the Company may enforce such award and accept damages for such alleged breach only if, within two (2) weeks following such determination the Company confirms to Parent in writing that it is prepared and willing to consummate the Merger in accordance with this Agreement, and Parent is not willing to consummate the Merger within such two (2) week period in accordance with the terms and conditions of this Agreement. In addition, the Company agrees to cause any legal proceeding still proceeding to be dismissed with prejudice at such time as Parent consummates the Merger in accordance with ARTICLE II of this Agreement or is otherwise willing to do so.

SECTION 9.10 Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 9.11 Certain References. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The terms “herein”, “hereof” or “hereunder” or similar terms as used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement. All references herein to “days” in this Agreement (excluding references to Business Days) are references to calendar days.

SECTION 9.12 Guaranty by Parent. By its signature below, Parent hereby guarantees the obligations of Merger Sub pursuant to this Agreement to be performed on or prior to the Closing Date.

SECTION 9.13 Counterparts. This Agreement may be executed by facsimile or portable document format (pdf) transmission and in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

SECTION 9.14 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Required Vote, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the Stockholders, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Stockholders without such approval.

SECTION 9.15 Defined Terms. The following terms used in this Agreement shall have the following meanings or the meanings set forth in the corresponding Sections or subsections of this Agreement:

“Acceptable Confidentiality Agreement”	Section 5.10(a)

“Acquisition Proposal”	Section 5.10(i)(i)

“Acquisition Transaction”	Section 5.10(i)(ii)

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

“Affiliated Radiologists”	Section 3.12(c)

“Agreement”	Preamble

“Bankruptcy and Equity Exceptions”	Section 3.03(a)

“Business Day”	Section 1.02

“Capitalization Adjustment”	Section 2.04(b)

“Capitalization Adjustment Materiality Threshold”	Section 2.04(b)

“Capitalization Date”	Section 3.02(a)

“Certificate”	Section 2.02(a)

“Certificate of Merger”	Section 1.03

“Claim”	Section 5.09(a)

“Closing”	Section 1.02

“Closing Date”	Section 1.02

“Code” means the Internal Revenue Code of 1986, as amended.

“Company”	Preamble

“Company Acquisition Agreement”	Section 5.10(e)

“Company Benefit Plans”	Section 3.11(a)

“Company Board”	Section 2.01(d)(iii)

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Contract”	Section 3.13(a)

“Company Credit Agreement” means that Amended and Restated Credit Agreement, dated as of July 10, 2007, by and among the Company, various lender and Morgan Stanley Senior Funding, Inc., as administrative agent.

“Company Disclosure Schedule”	Article III

“Company Material Adverse Effect”	Section 3.01(a)

“Company Preferred Stock”	Section 3.02(a)

“Company Recommendation”	Section 5.06

“Company Recommendation Change”	Section 5.10(e)

“Company Representatives”	Section 5.10(a)

“Company Required Vote”	Section 3.03(a)

“Company Restricted Stock Unit”	Section 2.01(d)(ii)

“Company SEC Reports”	Section 3.05

“Company Stock Option” means each option to purchase a share of Company Common Stock, which option is issued and outstanding.

“Company Stock Plans”	Section 3.02(a)

“Company Stockholder Meeting”	Section 5.06

“Company Termination Fee”	Section 7.02(b)

“Confidentiality Agreement”	Section 5.01(b)

“Continuing Employees”	Section 5.08(a)

“Debt Commitment Letters”	Section 4.08

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares”	Section 2.05(a)

“EBITDA” means revenue minus expenses, excluding tax, interest, depreciation, and amortization (each input calculated in accordance with GAAP and consistent with the past practices of the Company or Parent, as applicable).

“Effective Time”	Section 1.03

“Effective Time Capitalization”	Section 2.04(b)

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permits”	Section 3.19(a)

“ERISA”	Section 3.11(a)

“Exchange Act”	Section 3.05

“Exchange Fund”	Section 2.02(a)

“Excluded Party”	Section 5.10(i)(iv)

“Excluded Party End Date”	Section 7.02(b)

“Expenses”	Section 5.09(a)

“Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States Government, or any state health care program either approved under the Social Security Act or receiving federal funds.

Foreign Plans”	Section 3.11(j)

“GAAP”	Section 3.01(a)

“Governmental Entity”	Section 3.04

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal of, accrued interest of, premium (if any) in respect of and prepayment and other penalties, charges, expenses and fees associated with (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person under derivatives contracts; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Parties”	Section 5.09(a)

“Intellectual Property Rights”	Section 3.20

“Intervening Event”	Section 5.10(g)

“IRS” means the Internal Revenue Service.

“Knowledge of the Company”	3.09(a)

“Knowledge of Parent”	4.04(a)

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Liens” means any lien, encumbrance, security interest, charge, pledge, mortgage, deed of trust, claim, lease, option, right of first refusal, easement, servitude or transfer restriction, except for (a) liens for current Taxes not yet due and payable, or liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest audited financial statements in accordance with GAAP, and (b) liens to secure indebtedness reflected on the Company’s most recent balance sheet or indebtedness incurred in the Ordinary Course of Business after the date thereof.

“Material Divestiture”	Section 5.07(b)

“Merger”	Section 1.01

“Merger Consideration”	Section 2.01(b)

“Merger Sub”	Preamble

“No-Shop Period Start Date”	Section 5.10(a)

“Non-Competition Provision”	Section 5.03 (j)

“Notice Period”	Section 5.10(f)

“Option Consideration”	Section 2.01(d)(i)

“Option Fund”	Section 2.02(c)

“Optionholder”	Section 2.01(d)(i)

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of business of such Person consistent with past practices.

“OSHA” means the Occupational Safety and Health Administration.

“Other Filings”	Section 5.05(a)

“Outside Termination Date”	Section 7.01(f)

“Parent”	Preamble

“Parent Financing”	Section 5.17

“Parent Material Adverse Effect”	Section 4.01

“Parent Plans”	Section 5.08(a)

“Paying Agent”	Section 2.02(a)

“Permits”	Section 3.12(b)

“Permitted Liens”	Section 3.17

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Proxy Statement”	Section 3.04

“Restricted Stock Unitholder”	Section 2.01(d)(ii)

“Restricted Stock Unit Consideration”	Section 2.01(d)(ii)

“Restricted Stock Unit Fund”	Section 2.02(c)

“Sarbanes-Oxley Act”	Section 3.05

“SEC”	Article III

“Second Request”	Section 5.07(a)

“Securities Act”	Section 3.05

“Soliciting”	Section 5.10(a)

“Stockholder” means the holders of the Company Common Stock.

“Subsidiary” means, with respect to Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

“Superior Proposal”	Section 5.10(i)(iii)

“Surviving Corporation”	Section 1.01

“Takeover Statute”	Section 3.15

“Tax Return”	Section 3.10(i)

“Taxes”	Section 3.10(h)

“Transaction Execution Committee”	Section 5.02(b)

SECTION 9.16 Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MERGER SUB:

EAGLE MERGER SUB CORPORATION

By:	/s/ Jesse Du Bey
	Name:	Jesse Du Bey
	Title:	President

PARENT:

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ Robert C. Kill
	Name:	Robert C. Kill
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY:

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ David M. Engert
	Name:	David M. Engert
	Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

1585 Broadway New York, New York 10036

September 26, 2010

Board of Directors

NightHawk Radiology Holdings, Inc.

4900 N. Scottsdale Road, 6th Floor

Scottsdale, Arizona 85251

Members of the Board:

We understand that NightHawk Radiology Holdings, Inc. (the “Company”), Virtual Radiologic Corporation (the “Buyer”) and Eagle Merger Sub Corporation, a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 26, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock of the Company, par value $0.001 per share (the “Common Stock”), other than shares held in treasury or held by the Buyer, Merger Sub, or by any holder of outstanding equity of the Buyer, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $6.50 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

iii)	reviewed certain financial projections prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)	reviewed the reported prices and trading activity for the Common Stock;

vi)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

ix)	reviewed the Merger Agreement, drafts of senior and subordinated debt commitment letters dated September 27, 2010, from certain lenders (together, the “Commitment Letters”), and certain related documents; and

x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver, amendment or delay of any terms or conditions, and that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived by the Company’s stockholders in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or actuarial advisors with respect to such matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, or the underlying business decision of the Company to enter into the Merger. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any parties, other than the Buyer, in connection with the possible acquisition of the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and affiliates of the Buyer and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to the Buyer and its affiliates in the future and expects to receive fees for the rendering of these services. In addition, we and our affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of the Buyer.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing that the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Common Stock will trade at any time, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

B-2

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Jason Truman
Jason Truman Executive Director

B-3

APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251 (f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 4 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY – SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting date.

NIGHTHAWK RADIOLOGY

HOLDINGS, INC.

70078

INTERNET

http://www.proxyvoting.com/nhwk

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR Items 1 and 2. Please mark your votes as indicated in this example

FOR AGAINST ABSTAIN

1. To adopt the Agreement and Plan of Merger, dated as of September 26, 2010, by and among Virtual Radiologic Corporation, Eagle Merger Sub Corporation and NightHawk Radiology Holdings, Inc. (the “Merger Agreement”).

2. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement. FOR AGAINST ABSTAIN

If you plan to attend the Special Meeting, please mark the WILL ATTEND box WILL ATTEND

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Mark Here for Address Change

or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

PRELIMINARY COPY – SUBJECT TO COMPLETION

You can now access your NightHawk Radiology Holdings, Inc. account online.

Access your NightHawk Radiology Holdings, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for NightHawk Radiology Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Proxy Statement is available at: http://www.RRDEZProxy.com/2010/nighthawk

FOLD AND DETACH HERE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

The undersigned hereby appoints Mr. David M. Sankaran and Mr. Paul E. Cartee, Esq., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of NightHawk Radiology Holdings, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the Company to be held [        ], 2010, or any adjournment thereof, with all powers which the undersigned would possess if present at the Special Meeting of Stockholders.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

70078